Filed Pursuant to Rule 424(b)(3)
Registration No. 333-194869

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT (Subject to Completion)	Dated May 5, 2014
(To Prospectus dated April 11, 2014)

500,000 Shares

Iridium Communications Inc.

% Series B Cumulative Perpetual Convertible Preferred Stock

We are offering 500,000 shares of our     % Series B Cumulative Perpetual Convertible Preferred Stock, which we refer to in this prospectus supplement as our series B preferred stock.

Holders of shares of our series B preferred stock will be entitled to receive, when, as and if authorized by our board of directors and declared by us cumulative cash dividends at the rate of     % per annum on the $250 liquidation preference per share (equivalent to the fixed annual amount of $             per share). Dividends on our series B preferred stock will accrue and be cumulative from and including the date of original issue and will be payable quarterly in arrears on the 15th calendar day of each of March, June, September and December of each year, beginning on September 15, 2014. Holders of shares of our series B preferred stock will generally have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in other specified circumstances. Our series B preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. Our series B preferred stock will remain outstanding indefinitely unless a holder of shares of our series B preferred stock decides to convert it or we decide to convert or redeem it.

Holders of shares of series B preferred stock may at their option, at any time and from time to time, convert some or all of their outstanding shares of series B preferred stock initially at a conversion rate of              shares of common stock per $250 liquidation preference, which is equivalent to an initial conversion price of approximately $          per share of common stock (subject to adjustment in certain events). Shares of our series B preferred stock will be convertible only into shares of our common stock. On or after May     , 2019, we may at our option, at any time and from time to time, cause some or all of our series B preferred stock to be automatically converted into shares of our common stock at the then prevailing conversion rate subject to the conditions described in this prospectus supplement.

On or prior to May     , 2019, in the event of a fundamental change you will have the right to convert some or all of your shares of series B preferred stock into the greater of (i) a number of shares of our common stock as described under “Description of Series B Preferred Stock—Conversion Rights” and subject to adjustment as described under “Description of Series B Preferred Stock—Conversion Rate Adjustments” plus the make-whole premium, if any, described under “Description of Series B Preferred Stock—Determination of Make-Whole Premium” and (ii) a number of shares of our common stock equal to the lesser of (a) the liquidation preference divided by the market value of our common stock on the effective date of such fundamental change and (b)              (subject to adjustment). In certain circumstances, we may, at our option, elect to cash settle any conversions in connection with a fundamental change.

Our series B preferred stock will rank, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our affairs: (i) senior to all classes or series of our common stock, and to any other class or series of our capital stock expressly designated as ranking junior to our series B preferred stock; (ii) on parity with any other class or series of our capital stock expressly designated as ranking on parity with our series B preferred stock, including our series A preferred stock; and (iii) junior to any other class or series of our capital stock expressly designated as ranking senior to our series B preferred stock. The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, rank senior in right of payment to our series B preferred stock. Our series B preferred stock will also rank junior in right of payment to our other existing and future debt obligations.

We intend to list the series B preferred stock on The Nasdaq Global Select Market under the symbol “IRDM.B”. Shares of our common stock are traded on The Nasdaq Global Select Market under the symbol ‘‘IRDM.” The closing sale price of our common stock on May 2, 2014 was $7.63 per share.

Concurrently with this offering, we are offering             shares of our common stock, or the common stock offering. The common stock offering is being made by means of a separate prospectus supplement and not by means of this prospectus supplement. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the common stock offering. See “Prospectus Supplement Summary—Recent Developments—Concurrent Common Stock Offering” and “Use of Proceeds.”

You should consider the risks that we have described in “Risk Factors” beginning on page S-12 of this prospectus supplement. In addition, see “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

	Per Share	Total
Offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the series B preferred stock or the common stock, if any, into which the series B preferred stock may be converted or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the preferred shares to purchasers on or before May     , 2014.

Joint Book-Running Managers

DEUTSCHE BANK SECURITIES	RAYMOND JAMES

Co-Managers

CANACCORD GENUITY	SOCIÉTÉ GÉNÉRALE

The date of this prospectus supplement is May         , 2014

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of series B preferred stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated April 11, 2014, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to “this prospectus,” we are referring to both this prospectus supplement and the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the U. S. Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date will modify or supersede the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Iridium,” “we,” “us,” “our” or similar references mean Iridium Communications Inc. and its consolidated subsidiaries.

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

S-i

FORWARD-LOOKING STATEMENTS

This prospectus, the documents we have filed with the SEC that are incorporated by reference herein and any free writing prospectus that we have authorized for use in connection with this offering contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about or relating to:

•	expectations concerning revenues, margins and results of operations;

•	our capital requirements and needs for additional financing;

•	our ability and the ability of our distributors to develop new offerings and enhance existing products;

•	expected future sources of revenue and capital;

•	future payments under loan and lease obligations;

•	the timing for deployment and expected capabilities of Iridium NEXT;

•	retaining key personnel and recruiting additional key personnel; and

•	the potential impact of recent accounting pronouncements on our financial position or results of operations.

Such forward-looking statements involve risks and uncertainties, including, but not limited to:

•	our dependence on increased demand for mobile satellite services;

•	our dependence on the success of our subsidiary, Aireon LLC, which is our primary hosted payload customer;

•	our ability to obtain additional financing on acceptable terms, if at all;

•	our receipt and access to funds under our credit facility and continued compliance with its covenants;

•	our ability to develop and successfully deploy Iridium NEXT;

•	potential infringement or misuse by us of the intellectual property rights of third parties;

•	activities and decisions of, and economic conditions affecting, current and future strategic relationships, particularly those with the U.S. government; and

•	the timeliness and accuracy of information filed with the SEC by third parties.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 1, 2014 and the other reports we file with the SEC. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

S-ii

You should read this prospectus supplement, the accompanying prospectus, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement or the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our series B preferred stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the information under the heading “Risk Factors” in this prospectus supplement beginning on page S-12, as well as the risks described in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 1, 2014 and the other reports we file with the SEC.

Iridium Communications Inc.

Our Business

We are the second largest provider by revenue of mobile voice and data communications services via satellite, and the only commercial provider of communications services offering true global coverage. Our satellite network provides communications services to regions of the world where existing wireless or wireline networks do not exist or are limited, including remote land areas, open ocean, the polar regions and regions where the telecommunications infrastructure has been affected by political conflicts or natural disasters.

We provide voice and data communications services to businesses, the U.S. and foreign governments, non-governmental organizations and consumers via our constellation of 66 in-orbit satellites, in-orbit spares and related ground infrastructure. We utilize an interlinked mesh architecture to route traffic across our satellite constellation using radio frequency crosslinks between satellites. This unique architecture minimizes the need for local ground facilities to support the constellation, which facilitates the global reach of our services and allows us to offer services in countries and regions where we have no physical presence.

Our commercial end user base, which we view as our primary growth engine, is diverse and includes markets such as emergency services, maritime, government, utilities, oil and gas, mining, recreation, forestry, heavy equipment, construction and transportation. Many of our end users view our products and services as critical to their daily operations and integral to their communications and business infrastructure. For example, multinational corporations in various sectors use our services for business telephony, e-mail and data transfer services, including telematics, and to provide mobile communications services for employees in areas inadequately served by terrestrial networks. Ship crews and passengers use our services for ship-to-shore calling as well as to send and receive e-mail and data files, and to receive electronic media, weather reports, emergency bulletins and electronic charts. Shipping operators use our services to manage operations on board ships and to transmit data, such as course, speed and fuel stock. Aviation end users use our services for air-to-ground telephony and data communications for position reporting, emergency tracking, weather information, electronic flight bag updates and fleet information.

The U.S. government, directly and indirectly, has been and continues to be our largest single customer, generating $74.7 million in service and engineering and support service revenue, or 19% of our total revenue, for the year ended December 31, 2013, and $19.9 million in service and engineering and support service revenue, or 20% of our total revenue, for the quarter ended March 31, 2014. This does not include revenue from the sale of equipment that may be ultimately purchased by U.S. or non-U.S. government agencies through third-party distributors, or airtime services purchased by U.S. or non-U.S. government agencies that are provided through our commercial gateway, as we lack visibility into these activities and the related revenue. In October 2013, we entered into a new multi-year, fixed-price contract with the U.S. government to provide satellite airtime services for unlimited usage for an unlimited number of U.S. Department of Defense, or DoD, and other federal government subscribers, with a total contract value of $400 million over its five-year term.

Our voice and data products are used for numerous primary and backup communications solutions, including logistical, administrative, morale and welfare, tactical and emergency communications. In addition, our products are installed in ground vehicles, ships, rotary-wing and fixed-wing aircraft and are used for command-and-control and situational awareness purposes.

Our Competitive Strengths

•	Attractive and growing markets. We believe that the mobile satellite services industry will continue to experience growth driven by the increasing awareness of the need for reliable mobile voice and data communications services, the lack of coverage by terrestrial wireless systems of most of the earth’s surface, and the continued development of innovative, lower cost technology and applications integrating mobile satellite products and services. Only satellite providers can offer global coverage, and the satellite industry is characterized by significant financial, technological and regulatory barriers to entry.

•	True global coverage. Our network provides true global coverage, which none of our competitors, whether low earth orbit, or LEO, satellite networks or geostationary, or GEO, satellite networks can offer. Our network of 66 operational satellites relies on an interlinked mesh architecture to transmit signals from satellite to satellite, which reduces the need for multiple local ground stations around the world and facilitates the global reach of our services. GEO satellites orbit above the earth’s equator, limiting their visibility of far northern or southern latitudes and polar regions. LEO satellites from operators like Globalstar, Inc. and ORBCOMM Inc. use an architecture commonly referred to as “bent pipe”, which requires voice and data transmissions to be immediately routed to ground stations in the same region and can only provide real-time service when they are within view of a ground station, limiting coverage to areas near where they have been able to license and locate ground infrastructure. The LEO design of our satellite constellation produces minimal transmission delays compared to GEO systems due to the shorter distance our signals have to travel. Additionally, LEO systems typically have smaller antenna requirements and are less prone to signal blockage caused by terrain than GEO satellite networks. As a result, we believe that we are well-positioned to capitalize on the growth in our industry from end users who require reliable, easy-to-use communications services in all locations.

•	Innovations for a broad range of markets at lower costs. The specialized needs of our global end users span many markets, including emergency services, maritime, aviation, government, utilities, oil and gas, mining, recreation, forestry, heavy equipment, construction and transportation. We sell our products and services to commercial end users exclusively through a wholesale distribution network of service providers, value-added resellers, or VARs, and value-added manufacturers, or VAMs, which often specialize in a particular line of business. Our distributors use our products and services to develop innovative and integrated communications solutions for their target markets, often combining our products with other technologies, such as GPS and terrestrial wireless technology. In addition to promoting innovation, our wholesale distribution model allows us to capitalize on the research and development expenditures of our distributor partners, while lowering overall customer acquisition costs and mitigating some risks, such as consumer relationship risks. By partnering with these distributors to develop new products, services and applications, we believe we create additional demand for our products and services and expand our target markets at a lower cost than would a more direct marketing model. We believe our distribution network can continue to grow with us and increase our market penetration.

•	Strategic relationship with the U.S. government. The U.S. government is our largest single customer, and we have had a relationship with the DoD since our inception. We believe the DoD views our Netted Iridium®, machine-to-machine, or M2M, devices, encrypted handset and other products as mission-critical services and equipment. The DoD has made significant investments in a dedicated gateway on a U.S. government site to provide operational security and allow DoD handset users to communicate securely with other U.S. government communications equipment. This gateway is only compatible with our satellite network. In October 2013, we entered into a new five-year, fixed-price contract with the U.S. government to provide satellite airtime services for unlimited usage for an unlimited number of DoD and other federal government subscribers, with a total contract value of $400 million.

Our Business and Growth Strategies

•	Leverage our largely fixed-cost infrastructure by growing our service revenue. Our business model is characterized by high capital costs, primarily incurred every 10 to 15 years, in connection with designing, building and launching new generations of our satellite constellation. However, the incremental cost of providing service to additional end users is relatively low. We believe that service revenue will be our largest source of future growth and profits, and we intend to focus on growing both our commercial and government service revenue in order to leverage our largely fixed-cost infrastructure. In particular, we believe that M2M services, where we are engaging large, global enterprises as long-term customers for telematics solutions, represent an opportunity for service revenue growth.

•	Accelerate the development of personal communications capabilities. Iridium Force® is our strategy for the development of personal mobile satellite communications: allowing users to connect to our network in more ways, including from devices such as smartphones, tablets and laptops; making our technology more accessible and cost-effective for our distribution partners to integrate by licensing our core technologies; integrating location-based services for location-specific applications and personal security capabilities; and providing rugged, dependable devices and services. As part of this strategy, in February 2014 we announced our plans for Iridium GO!TM, a personal satellite connectivity device, or a global satellite Wi-Fi hotspot, that will allow the use of smartphones and tablets over our network. We expect this device to be available in the second quarter of 2014.

•	Continue to expand our distribution network. We believe our wholesale distribution network lowers our costs and risks, and we plan to continue to selectively expand our network of service providers, VAMs and VARs. We expect that our current and future value-added partners will continue to develop customized products, services and applications targeted to the land-based handset, maritime, aviation, M2M and government markets. We believe these markets represent an attractive opportunity for continued subscriber growth. We also expect to continue to expand our sales and distribution efforts geographically by seeking authorization to operate and engaging distribution partners in additional countries.

•	Continued growth in services provided to the DoD. In October 2013, we executed a new five-year Enhanced Mobile Satellite Services, or EMSS, contract with the Defense Information Systems Agency, or DISA. Under the terms of this new agreement, we provide Iridium airtime and airtime support to U.S. government and other authorized customers, including voice, low and high speed data, paging, and Distributed Tactical Communication, or netted, services. The service fees we will receive under the EMSS contract are fixed and increase from $64 million and $72 million in the first two years to $88 million in each of the next three years. In addition, other services we are developing, such as future broadcast capabilities, provide us with opportunities to offer new products and services to the DoD for an additional fee.

•	Develop the Iridium NEXT constellation. We are developing our next-generation satellite constellation, Iridium NEXT, which will replace our existing constellation with a more powerful satellite network while maintaining backward compatibility with our current system and end-user devices. Iridium NEXT will maintain our current system’s key attributes, including use of an interlinked mesh architecture and the capability to upload new software, while providing new and enhanced capabilities, such as higher data speeds and increased capacity. We believe Iridium NEXT’s increased capabilities will expand our target markets by enabling us to develop and offer a broader range of products and services, including a wider array of cost-effective and competitive broadband data services. We completed the critical design review phase of the development of Iridium NEXT in 2013, and we expect to proceed to full-scale production in late 2014 or early 2015 in anticipation of our first launch scheduled for 2015.

•	Continue to develop AireonSM and other hosted payloads, including Iridium PRIMESM. Iridium NEXT is designed to host secondary payloads. These secondary payloads have the potential to begin generating cash flows and revenue during the construction phase of Iridium NEXT and the potential to generate recurring service revenue once Iridium NEXT is launched. Our primary hosted payload customer is Aireon LLC, or Aireon, which is a joint venture between us and four air navigation service providers, NAV CANADA, Enav S.p.A.(Italy), or Enav, Naviair (Denmark) and the Irish Aviation Authority Limited, or IAA. Aireon is developing an automatic dependent surveillance-broadcast, or ADS-B, receiver to be hosted on Iridium NEXT, to provide a global air traffic surveillance service, which Aireon plans to offer to air navigation service providers, including our co-investors in Aireon and other air navigation service providers, particularly the U.S. Federal Aviation Administration, or the FAA. We expect Aireon to enter into a contract with the FAA as early as 2015. We have allocated the remaining hosted payload space on the original 81 Iridium NEXT satellites to Harris Corporation, which is building the Aireon payload. In addition, in September 2013, we announced Iridium PRIME, which will allow customers to host payloads on stand-alone satellites following deployment of our original 81 satellites, giving them greater volume, weight, power and data capacity than previously available on Iridium NEXT satellites, as well as flexibility of launch schedule, while holding costs down compared to an independent satellite development effort.

Recent Developments

Credit Facility Amendment

On May 2, 2014, we entered into a supplemental agreement with Société Générale, as COFACE Agent under our COFACE Facility Agreement dated October 4, 2010, as amended and restated on August 1, 2012 and further amended on July 26, 2013 and October 30, 2013, which we refer to as the Original Credit Facility.

The Original Credit Facility, as amended and restated by the supplemental agreement, which we collectively refer to as our Credit Facility, includes revised financial covenant levels to reflect changing business conditions since the date of the previous amendment and restatement of the Original Credit Facility. The Credit Facility also delays, until 2017, a portion of the contributions that we were scheduled to make during 2014, 2015 and 2016 to the debt service reserve account that we are required to maintain under the Credit Facility. The Credit Facility delays $22 million of our 2014 contributions, $22 million of our 2015 contributions and $32 million of our expected 2016 contributions, for a total of $76 million.

The supplemental agreement became operative upon its execution on May 2, 2014, but requires us to raise at least $217.5 million through the sale of equity securities by July 31, 2014, with net proceeds of at least $200 million, in order for the amendment to become effective. The supplemental agreement allows us to raise up to $150 million of the total in convertible preferred equity, with remainder to be raised through sales of common equity. There are no other conditions to the effectiveness of the amendment.

Registered Direct Offering

On May 2, 2014, we entered into a stock purchase agreement pursuant to which we have agreed to issue 7,692,308 shares of our common stock directly to certain Baron funds at a price of $6.50 per share for aggregate gross proceeds of $50,000,002. We currently anticipate that the closing of the sale of the shares under the stock purchase agreement will take place on or about May 5, 2014.

We intend to use the proceeds from this direct offering for general corporate purposes, which may include capital expenditures, including development and deployment of the Iridium NEXT system, working capital and general and administrative expenses.

Under the stock purchase agreement, if, during the period commencing on May 3, 2014 and ending on July 31, 2014 (the 90-day period following the date of the stock purchase agreement), or the protection period, we issue or sell either (i) convertible securities with an exercise or conversion price lower than $7.9625, or (ii) common stock at an issue price lower than $6.50, in either case other than options or other securities issued under our 2009 Stock Incentive Plan or our 2012 Equity Incentive Plan, then we are obligated to deliver, within ten calendar days of the end of the protection period, to each purchaser in the direct offering in the same proportion as the number of shares purchased by such purchaser in the direct offering, additional shares determined in accordance with the formula set forth in the stock purchase agreement, or protection shares; provided, however, that the number of protection shares to be delivered: (x) collectively to the purchasers under the stock purchase agreement shall not, when aggregated with the number of shares purchased in the direct offering, be greater than 9.99% of all issued and outstanding shares of common stock at the time of delivery of the protection shares, and (y) shall not, in the aggregate, exceed the limit at which the approval of our stockholders would be required under rules of The Nasdaq Global Select Market.

Aireon

On February 14, 2014, Iridium Satellite LLC, or Iridium Satellite, and Aireon entered into a Second Amended and Restated Limited Liability Company Agreement of Aireon, or the Aireon LLC Agreement, with NAV CANADA, Enav, Naviair, IAA and wholly owned subsidiaries of NAV CANADA, Enav and Naviair.

The Aireon LLC Agreement provides for the purchase by these investors of preferred membership interests to be issued by Aireon in multiple tranches for an aggregate purchase price of $270 million. Each tranche is subject to the satisfaction of various operational, commercial, regulatory and financial conditions. NAV CANADA’s subsidiary made its first tranche investment of $15 million in November 2012, and its second tranche investment of $40 million in July 2013, and has scheduled tranches of $65 million in 2014, $15 million in 2015 and $15 million in 2017. The other ANSP investors made their first tranche investment of an aggregate of $50 million in February 2014, with scheduled tranches of an additional $25 million in 2014, $33 million in 2015 and $12 million in 2017. Following the completion of these investments, Aireon will be required, if and when funds are available, to redeem a portion of our equity interest in Aireon for a cash payment of $120 million, which we anticipate in 2018. After the redemption, NAV CANADA’s subsidiary will hold a 51.0% interest in Aireon, the other ANSP investors or their subsidiaries will collectively hold a 24.5% interest and we will retain the remaining 24.5% interest.

In addition to the $120 million redemption payment described above, Aireon has agreed to pay us $200 million in hosting fees for the integration and launch of Aireon’s payloads on the Iridium NEXT satellites, as well as ongoing cumulative data service fees of nearly $300 million through approximately 2030. Payment of the hosting fees may be delayed, and payment of the data service fees may be reduced, if Aireon is not successful in executing commercial agreements with sufficient future ANSP customers. The hosting and data service fees and redemption, totaling over $600 million, are in addition to the value of the 24.5% equity interest we will retain in Aireon.

NAV CANADA, Enav, Naviair, IAA and NATS, the ANSP of the United Kingdom, have also entered into commercial agreements with Aireon to be customers of the Aireon service.

New U.S. Government contract

The U.S. government, directly and indirectly, has been and continues to be our largest single customer, generating $74.7 million in service and engineering and support service revenue, or 19% of our total revenue, for the year ended December 31, 2013, and $19.9 million in service and engineering and support service revenue, or 20% of our total revenue, for the quarter ended March 31, 2014. This does not include revenue from the sale of equipment that may be ultimately purchased by U.S. or non-U.S. government agencies through third-party distributors, or airtime services purchased by U.S. or non-U.S. government agencies that are provided through our commercial gateway, as we lack visibility into these activities and the related revenue. In October 2013, we entered into a new multi-year, fixed-price contract with the U.S. government to provide satellite airtime services for an unlimited number of U.S. Department of Defense, or DoD, and other federal government subscribers. The fixed-price rates in each of the five contract years, which span from October 22 through the following October 21, are $64 million and $72 million in years one and two, respectively, and $88 million in each of the years three through five. These amounts do not include revenue that we may earn from the sale of equipment or additional services, such as gateway assistance, to the DoD and other federal government agencies by third-party distributors.

Concurrent Common Stock Offering

Concurrently with this offering of series B preferred stock, we are offering              shares of our common stock, which we refer to as the common stock offering. The common stock offering is being conducted as a separate public offering by means of a separate prospectus supplement. While this offering and the common stock offering are not contingent upon each other, we may decide to not proceed with either offering if one of the offerings cannot be completed. We cannot assure you that either or both of the offerings will be completed. If either offering is not completed or the aggregate proceeds received in the offerings are less than expected, we will still need to raise the remainder of the equity capital required by the credit facility amendment discussed above. See “Description of Capital Stock—Common Stock” for a description of the common stock.

Corporate Information

We were initially formed in 2007 as GHL Acquisition Corp., a special purpose acquisition company. We acquired all the outstanding equity in Iridium Holdings LLC, or Iridium Holdings, in a transaction accounted for as a business combination on September 29, 2009. On September 29, 2009, we changed our name to Iridium Communications Inc. The address of our corporate headquarters is 1750 Tysons Blvd., Suite 1400, McLean, Virginia 22102. Our general telephone number at that address is (703) 287-7400, and our website is located at www.iridium.com. The information on, or that can be accessed through, our website is not incorporated by reference in this prospectus supplement, and you should not consider it to be a part of this prospectus supplement or the accompanying prospectus.

The Offering

The offering terms are summarized below solely for your convenience. For a more complete description of the terms of our series B preferred stock, see “Description of Series B Preferred Stock.”

Issuer	Iridium Communications Inc.

Securities Offered	500,000 shares of % Series B Cumulative Perpetual Convertible Preferred Stock, $0.0001 par value per share.

Ranking	The series B preferred stock will rank, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our affairs:

•	senior to all classes or series of our common stock, and to any other class or series of our capital stock expressly designated as ranking junior to our series B preferred stock;

•	on parity with any other class or series of our capital stock expressly designated as ranking on parity with our series B preferred stock, including our 7% Series A cumulative perpetual convertible preferred stock, which we refer to in this prospectus supplement as our “series A preferred stock”; and

•	junior to any other class or series of our capital stock expressly designated as ranking senior to our series B preferred stock.

There are currently 1,000,000 shares of our series A preferred stock outstanding (liquidation preference $100 per share).

The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, rank senior in right of payment to our series B preferred stock. Our series B preferred stock will also rank junior in right of payment to our other existing and future debt obligations.

Dividends	Holders of shares of our series B preferred stock will be entitled to receive, when, as and if authorized by our board of directors and declared by us cumulative cash dividends at the rate of % per annum on the $250 liquidation preference per share (equivalent to the fixed annual amount of $ per share). Dividends on our series B preferred stock will accrue and be cumulative from and including the date of original issuance and will be payable quarterly in arrears on the 15th calendar day of each of March, June, September and December of each year, beginning on September 15, 2014. The first dividend on our series B preferred stock, scheduled to be paid on September 15, 2014, will be a pro rata dividend from and including the original issue date to and including September 15, 2014 in the amount of $ per share. Dividends on our series B preferred stock will accrue whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such dividends and (iii) such dividends are authorized or declared.

Liquidation Preference	Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of shares of our series B preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders, after payment of or provision for our debts and other liabilities, a liquidation preference of $250 per share of our series B preferred stock, plus an amount equal to accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the date of payment, before any payment is made to holders of our common stock and any other class or series of capital stock ranking junior to our series B preferred stock as to liquidation rights.

Limited Voting Rights	Holders of shares of our series B preferred stock will generally have no voting rights, except as set forth in “Description of Series B Preferred Stock—Liquidation Preference” in this prospectus supplement. If dividends on our series B preferred stock are in arrears for six or more quarterly periods, whether or not consecutive, holders of shares of our series B preferred stock (voting together as a class with the holders of all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable, including the series A preferred stock) will be entitled to vote for the election of two additional directors to serve on our board of directors until all unpaid dividends with respect to our series B preferred stock and any other such class or series of preferred stock whose voting rights are exercisable have been paid or declared and a sum sufficient for the payment thereof set aside for payment; provided that the election of any such directors will not cause us to violate the corporate governance requirements of The Nasdaq Global Select Market (or any other exchange or automated quotation system on which our securities may be listed or quoted).

The foregoing limited voting rights will be subject to compliance with the terms of our amended and restated certificate of incorporation, or our Restated Certificate, which currently limits the size of our board of directors to 11 (the number of directors currently on our board) and imposes other potential impediments to the implementation of the right to elect directors to our board. Therefore, we will include a provision in the certificate of designation for the series B preferred stock to the effect that if dividends on our series B preferred stock or on any other voting preferred stock (including the series A preferred stock) are in arrears for one or more quarterly periods and at such time the number of directors on our board of directors cannot be increased to accommodate the directors the holders of the series B preferred stock and the holders of such other voting preferred stock would be entitled to elect due to the number of directors serving on the board of directors at that time, then no later than the next annual meeting of stockholders that occurs at least 90 days after such failure to pay dividends, we will be obligated to, to the fullest extent permitted by law, take such action as is necessary and appropriate to allow for, or effect, the election or appointment of directors by the holders of the series B preferred stock and other voting preferred stock pursuant to the voting rights described above upon a preferred dividend default. See “Risk Factors—Certain provisions in our Restated Certificate may impose impediments to the implementation of the limited voting rights of the holders of our series B preferred stock that permit the holders to elect directors to our board in the event of preferred dividend default.”

Except in certain circumstances, we will not, without the consent or the affirmative vote of the holders of at least two-thirds of the outstanding shares of our series B preferred stock together with each other class or series of voting preferred stock, voting as a single class: (i) authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of stock ranking senior to such series B preferred stock with respect to dividend rights and rights upon our liquidation, dissolution and winding-up, or reclassify any of our authorized capital stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares (unless contingent upon any required consent or affirmative vote of the holders of the series B preferred stock); or (ii) amend, alter or repeal the provisions of our charter so as to materially and adversely affect the rights, preferences, privileges or voting powers of our series B preferred stock, taken as whole.

Maturity	Our series B preferred stock has no maturity date, and we are not required to redeem our series B preferred stock at any time. Accordingly, our series B preferred stock will remain outstanding indefinitely, unless a holder of shares of our series B preferred stock decides to convert it or we decide to convert or redeem it.

Conversion Rights	Holders of shares of series B preferred stock may at their option, at any time and from time to time, convert some or all of their outstanding shares of series B preferred stock initially at a conversion rate of shares of common stock per $250 liquidation preference, which is equivalent to an initial conversion price of approximately $ per share of common stock (subject to adjustment in certain events). Shares of our series B preferred stock will be convertible only into shares of our common stock. See “Description of Series B Preferred Stock—Conversion Rights” and “Description of Series B Preferred Stock—Conversion Rate Adjustments” in this prospectus supplement.

Company Conversion Option

On or after             , 2019, we may, at our option, at any time or from time to time, cause some or all of our series B preferred stock to be automatically converted into shares of our common stock at the then-applicable conversion rate; provided that (i) the daily volume weighted average price of our common stock equals or exceeds 150% of the then-applicable conversion price per share of our series B preferred stock for at least 20 trading days in a period of 30 consecutive trading days (including the last trading day of such period) ending on the trading day immediately prior to our issuance of notice of the exercise of our conversion option, and (ii) on or prior to the effective date of our conversion option, we have either declared and paid, or declared and set apart for payment, any unpaid dividends that are in arrears on our series B preferred stock. See “Description of Series B Preferred Stock—Conversion Rights—Company Conversion Option” in this prospectus supplement.

Payment of Dividends Upon Conversion	If a holder of shares of our series B preferred stock exercises its conversion rights, upon delivery of the shares of series B preferred stock for conversion, those shares of our series B preferred stock will cease to cumulate dividends as of the end of the conversion date, and the holder of shares of our series B preferred stock will not receive any cash payment representing accrued and unpaid dividends on such shares, except in those limited circumstances discussed under “Description of Series B Preferred Stock—Payment of Dividends Upon Conversion” and except for conversions during a fundamental change conversion period as described under “Description of Series B Preferred Stock—Special Conversion Rights of Series B Preferred Stock upon a Fundamental Change.”

Special Rights of Series B Preferred Stock upon a Fundamental Change	On or prior to , 2019, in the event of a fundamental change you will have the right to convert some or all of your shares of series B preferred stock into the greater of (i) a number of shares of our common stock, as described under “Description of Series B Preferred Stock — Conversion Rights” and subject to adjustment as described under “Description of Series B Preferred Stock—Conversion Rate Adjustments” plus the make-whole premium, if any, described under “Description of Series B Preferred Stock—Determination of the Make-Whole Premium,” and (ii) a number of shares of our common stock equal to the lesser of (a) the liquidation preference divided by the market value of our common stock on the effective date of such fundamental change and (b) (subject to adjustment). In certain circumstances, we may, at our option, elect to cash settle any conversions in connection with a fundamental change. However, our ability to settle conversions in cash is currently restricted by the terms of our Credit Facility, and may be restricted by the terms of any future indebtedness we may incur from time to time.

Fundamental Change Option Redemption	If you choose not to exercise your special conversion right in connection with a fundamental change as described above, we will have the option to redeem our series B preferred stock, in whole but not in part, within 90 days after the last day of the related fundamental change conversion period for cash at a price of $250 per share, plus accrued and unpaid dividends (whether or not earned or declared) to, but not including, the redemption date. See “Description of Series B Preferred Stock—Fundamental Change Optional Redemption” in this prospectus supplement.

Transfer Agent	The transfer agent and registrar for our common stock and our series B preferred stock is American Stock Transfer & Trust Company, LLC.

Form and Book-Entry System	Our series B preferred stock will only be issued and maintained in book-entry form, registered in the name of Cede & Co., the nominee of The Depository Trust Company, or DTC.

Settlement Date	Delivery of our series B preferred stock will be made against payment therefor on or about May , 2014.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures. See “Use of Proceeds” on page S-18 of this prospectus supplement.

Risk Factors	Investing in our series B preferred stock involves significant risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement for certain risks regarding an investment in our series B preferred stock.

Material U.S. Federal Income Tax Considerations	For a discussion of the material U.S. federal income tax considerations of the acquisition, ownership and disposition of our series B preferred stock, see “Material U.S. Federal Income Tax Considerations” beginning on page S-45 of this prospectus supplement.

Listing	We intend to list the series B preferred stock on The Nasdaq Global Select Market under the symbol “IRDM.B”.

Common stock	Our common stock is listed on The Nasdaq Global Select Market under the symbol “IRDM”.

For a more complete description of the terms of the series B preferred stock, see “Description of Series B Preferred Stock” in this prospectus supplement.

We expect to have                                  shares of common stock outstanding following this offering. The number of shares of our common stock to be outstanding immediately after this offering is based on 76,838,663 shares outstanding as of April 30, 2014, plus the 7, 692,308 shares issued in our registered direct offering and the                  shares to be issued in the concurrent common stock offering described below (or                  shares if the underwriters exercise their option to purchase additional shares in full) and excludes as of that date:

•	10,602,200 shares of common stock issuable upon conversion of our 7.00% Series A Cumulative Convertible Perpetual Preferred Stock, or our series A preferred stock;

•	up to shares of our common stock that would be issuable upon conversion of the series B preferred stock issued in this offering, assuming conversion at the conversion rate of per $250 in liquidation preference of the Series B Preferred Stock and subject to anti-dilution, make-whole and other adjustments;

•	277,021 shares of common stock issuable upon the exercise of warrants outstanding, having a weighted-average exercise price of $11.50 per share;

•	6,911,522 shares of common stock issuable upon the exercise of stock options outstanding, having a weighted average exercise price of $7.67 per share;

•	2,246,540 shares of common stock issuable upon the vesting and settlement of restricted stock units outstanding; and

•	an aggregate of 3,813,934 shares of common stock reserved for future issuance under our equity compensation plan.

RISK FACTORS

Risks Related to the Series B Preferred Stock

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our series B preferred stock, you should consider carefully the risks described below, as well as those described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 1, 2014, together with other information in this prospectus, the information and documents incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flows could be seriously harmed. This could cause the trading price of our series B preferred stock and our common stock to decline, resulting in a loss of all or part of your investment.

We may not be able to pay cash dividends on the series B preferred stock.

Our ability to pay cash dividends on the series B preferred stock is limited by applicable law, the terms of our Credit Facility (and the terms of any future indebtedness or other agreements) and our status as a holding company.

•	Under Delaware law, cash dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then current or the preceding fiscal year. Unless we continue to operate profitably, our ability to pay cash dividends on the series B preferred stock would require the availability of adequate “surplus”, which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. Further, even if adequate surplus is available to allow us to pay cash dividends on the series B preferred stock, we may not have sufficient cash to pay dividends on the series B preferred stock.

•	Under the terms of the Credit Facility, we are permitted to pay dividends on the series B preferred stock only to the extent that we are in compliance with certain financial covenants contained in the Credit Facility and we satisfy certain other conditions. If, in the future, we are unable to meet these conditions, we will not pay cash dividends on the series B preferred stock, and we may need to seek covenant changes. There can be no assurance our lenders would agree to covenant changes acceptable to us or at all. In addition, we may in the future incur indebtedness or otherwise become subject to agreements whose terms restrict our ability to pay dividends.

•	We are a holding company and operate our business solely through our wholly-owned subsidiaries. Accordingly, our ability to pay cash dividends depends on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay dividends on the series B preferred stock or to make any funds available for that purpose. Further, our subsidiaries may not be able to, or may not be permitted to, make distributions to us. In the event that we do not receive distributions from our subsidiaries, we may be unable to make any dividend payments on our series B preferred stock.

In addition, no payment or adjustment will be made upon conversion for any undeclared or, subject to limited exceptions, unpaid dividends.

Further, under Delaware law and the terms of the series B preferred stock, dividends are payable only when, as and if authorized and declared by our board of directors. Our board of directors may elect not to authorize and declare dividends even if we would otherwise be permitted to pay dividends and we otherwise have the funds to do so.

There is no public market for the series B preferred stock.

The series B preferred stock will be a new issue of securities for which there is currently no market and the series B preferred stock is not listed for trading on any national securities exchange. We intend to list the series B preferred stock on The Nasdaq Global Select Market under the symbol “IRDM.B”. However, we cannot assure you that The Nasdaq Global Select Market will permit the listing of the series B preferred stock and, even if so listed, we cannot assure you that a market will develop for the series B preferred stock. Although the underwriters currently intend to make a market in the series B preferred stock, they are not obligated to do so and any market-making activities may be discontinued at any time without notice. Accordingly, there may not be development of or liquidity in any market for the series B preferred stock. If a market for the series B preferred stock were to develop, the series B preferred stock could trade at prices that may be higher or lower than the initial offering price depending upon many factors, including the price of our common stock, prevailing interest rates, our operating results and the markets for similar securities.

The series B preferred stock ranks junior to all of our liabilities and will not limit our ability to incur indebtedness and other liabilities that will rank senior to the series B preferred stock.

The series B preferred stock ranks junior to all of our liabilities. In the event of our bankruptcy, liquidation or winding-up, our assets will be available to make payments of dividends on and liquidation preference of the series B preferred stock only after all of our indebtedness and other liabilities have been paid. As of December 31, 2013, we had approximately $1.4 billion of total liabilities. In addition, the series B preferred stock will rank structurally junior to all existing and future liabilities of our subsidiaries and the rights of any equity holders (other than us) of those subsidiaries. As discussed above under “We may not be able to pay cash dividends on the series B preferred stock”, we are a holding company and our ability to pay dividends or otherwise make payments in respect of the series B stock may be limited. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets remaining to pay amounts due on any or all of the series B preferred stock then issued and outstanding. We and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the series B preferred stock, and the terms of the series B preferred stock will not limit the amount of such debt or other obligations that we may incur. In addition, our subsidiaries may issue capital stock or other ownership interests to third parties.

The series B preferred stock will rank equally as to dividend rights and rights upon liquidation with our outstanding series A preferred stock.

We currently have 1,000,000 outstanding shares of series A preferred stock ($100 million in aggregate liquidation value) all of which will rank equally with the series B preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up. The outstanding shares of the series A preferred stock could have the effect of reducing the amounts available to the series B preferred stock issued in this offering upon our liquidation, dissolution or winding up. The series A preferred stock also may reduce dividend payments on the series B preferred stock if we do not have sufficient funds to pay dividends on all shares of series B preferred and series A preferred stock outstanding.

Volatility in the market price and trading volume of our common stock could adversely impact the trading prices for the series B preferred stock.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus or the documents incorporated by reference in this prospectus or for reasons unrelated to our operations, such as future issuances of securities by us, reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the series B preferred stock. Holders who receive common stock upon conversion of the series B preferred stock will be subject to the risk of volatility in the trading price of the common stock.

Holders of the series B preferred stock will have no rights as a holder of our common stock until they acquire our common stock.

Until you acquire shares of common stock upon conversion of the series B preferred stock, you will have no rights with respect to our common stock, including voting rights (except as required by applicable state law and as described under “Description of Series B Preferred Stock—Limited Voting Rights”), rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon acquiring shares of our common stock through conversion of the series B preferred stock, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the date you acquire such shares of our common stock.

You will have limited voting rights

Unless we are in arrears on our dividends on our series B preferred stock for six or more quarterly dividend periods, whether or not consecutive, you will have no voting rights except with respect to certain material changes in the terms of the series B preferred stock and certain other matters and except as may be required by Delaware law. If dividends on our series B preferred stock are in arrears for six or more quarterly periods, whether or not consecutive, holders of shares of our series B preferred stock (voting together as a class with the holders of all other classes or series of voting preferred stock whose voting rights are then exercisable, including the series A preferred stock) will be entitled to vote for the election of two additional directors to serve on our board of directors, until all unpaid dividends with respect to our series B preferred stock and any other class or series of voting preferred stock whose voting rights are exercisable have been paid or declared and a sum sufficient for payment is set aside for such payment; provided that the election of any such directors will not cause us to violate the corporate governance requirements of The Nasdaq Global Select Market (or any other exchange or automated quotation system on which our securities may be listed or quoted). In addition, you will not have any voting rights with respect to any events giving rise to a material change in the terms of the series B preferred stock if, in connection with such event, you receive an amount per share of series B preferred stock equal to the greater of the closing sale price of the series B preferred stock on the trading day immediately preceding the date of such event and $250 per share. These amounts may be less than the amounts you may otherwise have received absent such material change. See “Description of Series B Preferred Stock—Limited Voting Rights.”

Certain provisions in our Restated Certificate may impose impediments to the implementation of the limited voting rights of the holders of our series B preferred stock that permit the holders to elect directors to our board in the event of preferred dividend default.

Our Restated Certificate limits the size of our board of directors to 11 and imposes other potential impediments to the implementation of the rights of the holders of our series B preferred stock to elect directors in the event of preferred dividend default. Specifically, we currently have 11 directors and our board of directors cannot be increased beyond 11 under our Restated Certificate. Although, under certain circumstances, we would be required under the terms of the series B preferred stock to take such action as is necessary and appropriate to allow for, or effect, the election or appointment of directors by the holders of the series B preferred stock and other voting preferred stock, there is no assurance we would be able to do so. In such event, while the holders of the series B preferred stock (and any other series of preferred stock with similar voting rights, including the series A preferred stock) may have a right of action against us, any remedies arising out of any action against the company may be insufficient to compensate the holders of the series B preferred for the inability to elect directors to our board. In addition, any action by holders of the series B preferred stock or the series A preferred stock, which may have similar rights against us in such event, may have an adverse impact on us and our operations by diverting management attention and company funds to defend any such action and on the price of the series B preferred stock and the common stock.

Our ability to issue preferred stock in the future could adversely affect the rights of holders of the series B preferred stock and our common stock.

Our board of directors is authorized to issue additional series of preferred stock on parity with the series B preferred stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up, without any action on the part of holders of our series B preferred stock or our common stock. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease, adversely affecting the value of the series B preferred stock.

A change in control with respect to our company may not constitute a fundamental change for the purpose of the series B preferred stock.

The series B preferred stock contains no covenants or other provisions to afford protection to you in the event of a change in control with respect to our company, except upon the occurrence of a fundamental change to the extent described under “Description of Series B Preferred Stock—Special Conversion Right of Series B Preferred Stock upon a Fundamental Change.” However, the term “fundamental change” is limited and may not include every change-in-control event that might cause the market price of the series B preferred stock to decline. As a result, your rights under the series B preferred stock may not preserve the value of the series B preferred stock in the event of a change in control with respect to our company. In addition, any change in control with respect to our company may negatively affect the liquidity, value or volatility of our common stock, negatively impacting the value of the series B preferred stock.

The adjustment of the conversion rate in respect of conversions during a fundamental change conversion period may not adequately compensate you.

If a fundamental change occurs on or prior to May    , 2019, you will have the right to convert some or all of your shares of series B preferred stock during the fundamental change conversion period into the greater of:

•	a number of shares of our common stock as described under “Description of Series B Preferred Stock—Conversion Rights” and subject to adjustment as described under “Description of Series B Preferred Stock—Conversion Rate Adjustments” plus the make-whole premium, if any, described under “Description of Series B Preferred Stock—Determination of Make-Whole Premium”; and

•	a number of shares of our common stock equal to the lesser of (i) the liquidation preference divided by the market value of our common stock on the effective date of such fundamental change and (ii) (subject to adjustment) in the same manner as the conversion rate.

The adjustment to the conversion rate described above may not wholly compensate you for the lost option value of your series B preferred stock or the lost liquidation preference. Upon a conversion during a fundamental change conversion period, you may receive value that is less than the liquidation preference of your shares of series B preferred stock.

Our obligation to deliver the make-whole premium or to adjust the conversion rate in respect of conversions during a fundamental change conversion period could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness, as applied to such payments.

You may be subject to tax upon an adjustment to the conversion rate of the series B preferred stock even though you do not receive a corresponding cash distribution

The conversion rate of the series B preferred stock is subject to adjustment in certain circumstances, as described below under “Description of Series B Preferred Stock—Conversion Rate Adjustments” and “Description of Series B Preferred Stock—Special Conversion Right of Series B Preferred Stock upon a

Fundamental Change.” If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as certain cash dividends, or is increased upon a fundamental change, you will be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our current or accumulated earnings and profits without the receipt of any cash. If you are a Non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”), such deemed dividend may be subject to U.S. federal tax on the deemed dividend, and such tax would be withheld from subsequent payments on the series B preferred stock of our common stock, as required under U.S. tax regulations. See “Material U.S. Federal Income Tax Considerations.”

We may not have sufficient earnings and profits in order for distributions on the Series B preferred stock to be treated as dividends.

The dividends payable by us on the Series B preferred stock may exceed our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes, at the time of payment. If that were to occur, it would result in the amount of dividends that exceed our earnings and profits being treated first as a return of capital to the extent of the holder’s adjusted tax basis in the Series B preferred stock and then, to the extent of any excess over such adjusted tax basis, as capital gain. See “Material U.S. Federal Income Tax Considerations—Taxation of the Series B Preferred Stock.”

The conversion rate of our series B preferred stock may not be adjusted for all dilutive events. Accordingly, we may engage in transactions that could dilute the value of shares of our common stock into which shares of our series B preferred stock may be convertible.

As described under “Description of Series B Preferred Stock—Conversion Rate Adjustments” in this prospectus supplement, we will adjust the conversion rate of the series B preferred stock only for certain events. We will not adjust the conversion rate, among other things, for:

•	the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities or those of our subsidiaries and the investment of additional optional amounts in shares of our common stock under any plan;

•	the issuance of any shares of our common stock or options or rights to purchase such shares pursuant to any of our present or future employee, director, trustee or consultant benefit plan, employee agreement or arrangement or program or those of our subsidiaries;

•	the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date shares of our series B preferred stock were first issued, including the series A preferred stock;

•	a change in the par value of our common stock;

•	accumulated and unpaid dividends or distributions;

•	the issuance of shares of our common stock in our concurrent public offering of common stock; and

•	the issuance of shares of our common stock, or any securities convertible into or exchange or exercisable for shares of our common stock, or the payment of cash upon redemption thereof.

If we engage in any of these types of transactions, the value of the shares of common stock into which shares of our series B preferred stock may be convertible may be diluted.

Increases in market interest rates may adversely affect the market price of the series B preferred stock.

One of the factors that will influence the market price of the series B preferred stock is the annual yield from dividends on the series B preferred stock as compared to yields on other financial instruments. An increase in market interest rates generally will result in higher yields on other financial instruments, which could adversely affect the market price of the series B preferred stock.

If our common stock is delisted from The Nasdaq Global Select Market, your ability to transfer or sell your series B preferred stock may be limited and the market value of the series B preferred stock will be materially adversely affected.

Other than in connection with certain fundamental changes, the series B preferred stock does not contain provisions that protect you if our common stock is delisted from The Nasdaq Global Select Market. A delisting of our common stock could materially impair the trading price and liquidity of our common stock, and as such, the trading price of the series B preferred. In such event, you may not be able to sell any common stock received upon conversion of the series B preferred stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of the series B preferred stock and the common stock.

Future sales or issuances of our common stock, including the issuance of shares of our common stock upon conversion of the currently outstanding series A preferred stock or the series B preferred stock to be sold in this offering and upon exercised of our outstanding warrants would be substantially dilutive to the outstanding shares of common stock. We may also issues shares of the common stock or securities convertible into the common stock in the future. Any dilution or potential dilution may cause our stockholders to sell their shares, which would contribute to a downward movement in the stock price of our common stock, which in turn, could adversely affect the trading price and liquidity of the series B preferred stock.

Recent regulatory actions may adversely affect the trading price and liquidity of the series B preferred stock.

Purchasers of the series B preferred stock who employ, or seek to employ, a convertible arbitrage strategy with respect to the series B preferred stock may be adversely impacted by regulatory developments that may limit or restrict such a strategy. The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that restrict and otherwise regulate short selling and over-the-counter swaps and security-based swaps, which restrictions and regulations may adversely affect the ability of purchasers of the series B preferred stock to conduct a convertible arbitrage strategy with respect to the series B preferred stock. This could, in turn, adversely affect the trading price and liquidity of the series B preferred stock.

Sales of our common stock through this or other equity offerings could trigger a limitation on our ability to use our net operating losses and tax credits in the future.

The Tax Reform Act of 1986 limits the annual use of net operating loss and tax credit carryforwards in certain situations where changes occur in stock ownership of a company. In the event we have a change in ownership, as defined, the annual utilization of such carryforwards could be limited. This or other equity issuances could trigger a limitation on our ability to use our net operating losses and tax credits in the future under Sections 382 and 383 of the Internal Revenue Code as enacted by the Tax Reform Act of 1986.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

As noted under “Use of Proceeds,” we intend to use the net proceeds from this offering and the common stock offering for general corporate purposes, including working capital and capital expenditures. As a result, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 500,000 shares of series B preferred stock that we are offering will be approximately $             million, after deducting the underwriting discount and estimated offering expenses payable by us.

In addition, we estimate that the net proceeds we will receive from our concurrent common stock offering will be approximately $             million, or approximately $             million if the underwriters in the common stock offering exercise in full their right to purchase additional shares to cover over allotments, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. While this offering and the common stock offering are not contingent upon each other, we may decide to not proceed with either offering if one of the offerings cannot be completed. We cannot assure you that either or both of the offerings will be completed. If either offering is not completed or the aggregate proceeds received in the offerings are less than expected, we will still need to raise the remainder of the equity capital required by the credit facility amendment discussed under “Prospectus Supplement Summary—Recent Developments—Credit Facility Amendment.”

We intend to use the net proceeds from this offering and from the concurrent common stock offering for general corporate purposes, which may include capital expenditures, including development and deployment of the Iridium NEXT system, working capital and general and administrative expenses.

Pending application of the net proceeds as described above, we intend to invest the net proceeds in a variety of capital preservation instruments, including direct or guaranteed obligations of the U.S. government, certificates of deposit and money market funds, in accordance with our investment policy.

PRICE RANGE OF COMMON STOCK

Our common stock is currently listed on The Nasdaq Global Select Market under the symbol “IRDM.” The following table sets forth, for the quarters indicated, the quarterly high and low sales prices of our common stock as reported on The Nasdaq Global Select Market.

	Common Stock
	High	Low
Quarter Ended March 31, 2012	$9.50	$7.13
Quarter Ended June 30, 2012	9.15	8.16
Quarter Ended September 30, 2012	9.73	6.88
Quarter Ended December 31, 2012	7.83	5.25
Quarter Ended March 31, 2013	7.34	5.90
Quarter Ended June 30, 2013	7.85	5.98
Quarter Ended September 30, 2013	9.22	6.35
Quarter Ended December 31, 2013	6.91	5.37
Quarter Ended March 31, 2014	7.95	5.95

On May 2, 2014, the closing price of our common stock was $7.63. As of April 30, 2014, there were 64 holders of record of our common stock.

DIVIDEND POLICY

We have not paid any dividends on our common stock to date. We are currently restricted from declaring, making or paying dividends on our common stock pursuant to our Credit Facility, and we do not anticipate that we will declare any dividends on our common stock in the foreseeable future.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preference securities dividends for each of the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges	1.60	1.97	1.88	3.29	4.74	11.24	(a)
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	1.46	1.73	1.70	3.11	4.74	11.24	(a	)

(a)	Earnings for the year ended December 31, 2009 were inadequate to cover fixed charges and combined fixed charges and preferred dividends. The coverage deficiency was $44.8 million.

SELECTED HISTORICAL AND CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selection of historical data as of and for the quarters ended March 31, 2014 and 2013 was derived from our unaudited financial statements. The following selection of historical data as of and for the years ended December 31, 2013, 2012, 2011, 2010, and 2009 was derived from our audited financial statements. The selected financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and Annual Report on form 10-K for the year ended December 31, 2013, or our 2013 Form 10-K. The selected financial data is our historical data and is not necessarily indicative of our future results of operations. The operating results for interim periods are not necessarily indicative of operating results for the entire year.

	For the Quarter Ended March 31,		For the Year Ended December 31,
Statement of Operations Data (a)	2014	2013	2013	2012	2011	2010	2009
	(In thousands, except per share amounts)
Revenue:
Services	$73,430	$68,787	$292,092	$273,491	$262,322	$236,351	$53,014
Subscriber equipment	20,157	17,331	73,303	93,866	94,709	90,184	17,293
Engineering and support services	4,445	3,071	17,254	16,163	27,276	21,638	5,682

Total revenue	$98,032	$89,189	$382,649	$383,520	$384,307	$348,173	$75,989
Total operating expenses	$69,688	$63,851	$272,755	$278,446	$307,306	$310,813	$89,164
Operating income (loss)	$28,344	$25,338	$109,894	$105,074	$77,001	$37,360	$(13,175)
Net income (loss)	$16,543	$14,934	$62,517	$64,631	$41,035	$19,941	$(42,239)
Comprehensive income (loss)	$16,759	$14,847	$62,185	$64,499	$40,720	$20,009	$(42,217)
Weighted average shares outstanding—basic	77,082	76,768	76,909	74,239	72,164	70,289	53,964
Weighted average shares outstanding—diluted	87,711	87,397	87,511	78,182	73,559	72,956	53,964
Net income (loss) attributable to common per share—basic	$0.19	$0.17	$0.72	$0.85	$0.57	$0.28	$(0.78)
Net income (loss) attributable to common per share—diluted	$0.19	$0.17	$0.71	$0.83	$0.56	$0.27	$(0.78)

	As of March 31,		As of December 31,
Balance Sheet Data	2014	2013	2013	2012	2011	2010	2009
	(In thousands)
Total current assets	$361,482	$383,234	$369,558	$367,166	$227,242	$208,729	$220,937
Total assets	$2,363,457	$1,976,575	$2,309,796	$1,916,341	$1,374,186	$1,047,449	$826,396
Total long-term liabilities	$1,300,138	$965,059	$1,268,802	$951,131	$576,278	$258,692	$107,844
Total stockholders’ equity	$956,311	$891,852	$939,495	$876,558	$702,018	$654,916	$629,621

	For the Quarter Ended March 31,		For the Year Ended December 31,
Cash Flow Data	2014	2013	2013	2012	2011	2010	2009
	(In thousands)
Cash provided by (used in):
Operating activities	$42,465	$57,196	$183,048	$174,023	$183,461	$151,438	$23,168
Investing activities	$(52,661)	$(90,934)	$(485,836)	$(443,542)	$(359,337)	$(242,086)	$354,537
Financing activities	$8,338	$(15,370)	$234,712	$387,571	$192,310	$63,402	$(230,656)

(a)	The years ended December 31, 2013, 2012, 2011 and 2010 reflect the results of a full year of operations. On September 29, 2009, we acquired, directly and indirectly, all the outstanding equity of Iridium Holdings, and the data presented in the table above for the year ended December 31, 2009 reflects the results of post-acquisition activities for three months ended December 31, 2009. The year ended December 31, 2009 included a $34.1 million change in the fair value of warrants due to our determination that the exchange agreements entered into with the holders of 26.8 million warrants in connection with the acquisition of Iridium Holdings were derivative instruments. We conducted no material operating activities for the periods prior to the acquisition of Iridium Holdings in September 2009.

DESCRIPTION OF SERIES B PREFERRED STOCK

The following summary of the material terms and provisions of our series B preferred stock does not purport to be complete and is qualified in its entirety by reference to the certificate of designations creating our series B preferred stock, our Restated Certificate and our amended and restated bylaws, or our Bylaws, each of which is available from us, and applicable laws.

General

A duly authorized committee of our board of directors classified 500,000 shares of our authorized but unissued preferred stock as, and will approve a certificate of designations creating, a series of our preferred stock, designated as the     % series B cumulative perpetual convertible preferred stock. When issued in accordance with this prospectus supplement, the series B preferred stock will be validly issued, fully paid and nonassessable.

Ranking

Our series B preferred stock will rank, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our affairs:

•	senior to all classes or series of our common stock, and to any other class or series of our capital stock expressly designated as ranking junior to our series B preferred stock;

•	on parity with any other class or series of our capital stock expressly designated as ranking on parity with our series B preferred stock, including our series A preferred stock; and

•	junior to any other class or series of our capital stock expressly designated as ranking senior to our series B preferred stock.

The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, rank senior in right of payment to our series B preferred stock. Our series B preferred stock will also rank junior in right of payment to our other existing and future debt obligations.

Dividends

Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the series B preferred stock with respect to dividend rights, holders of shares of our series B preferred stock are entitled to receive, when, as and if authorized by our board of directors and declared by us out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of     % per annum of the $250 liquidation preference per share of our series B preferred stock (equivalent to the fixed annual amount of $         per share of our series B preferred stock).

Dividends on our series B preferred stock will accrue and be cumulative from and including the date of original issue, which we expect will be May     , 2014, and will be payable to investors quarterly in arrears on the 15th calendar day of each March, June, September and December of each year or, if such day is not a business day, as defined below, on the next succeeding business day, in each case with the same force and effect as if made on such date. The term “business day” means each day, other than a Saturday or a Sunday, which is not a day on which banks in New York are required to close.

The amount of any dividend payable on our series B preferred stock for any partial dividend period will be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. A dividend period is the respective period commencing on and including the 16th day of March, June, September and December of each year and ending on and including the day preceding the first day of the next succeeding dividend period (other than the initial dividend period and the dividend period during which any shares of series B preferred stock shall be redeemed). Dividends will be payable to holders of record as they appear in our stock records at the close of business on each March 1, June 1, September 1 and December 1 or such other applicable record date designated by our board of directors as the record date for the payment of dividends that is not more than 60 and not fewer than ten days prior to the scheduled dividend payment date. A holder’s right to receive dividends upon conversion of series B preferred stock is limited. For a description of these limitations, see “— Payment of Dividends Upon Conversion.”

The first dividend on our series B preferred stock is scheduled to be paid on September 15, 2014 and will be a pro rata dividend from and including the original issue date to and including September 15, 2014 in the amount of $         per share.

Dividends on the series B preferred stock will accrue whether or not:

•	we have earnings;

•	there are funds legally available for the payment of those dividends; or

•	those dividends are authorized or declared.

Except as described in the next paragraph, unless full cumulative dividends on our series B preferred stock for all past dividend periods shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for payment, we will not:

•	declare and pay or declare and set aside for payment of dividends, and we will not declare and make any distribution of cash or other property, directly or indirectly, on or with respect to any shares of our common stock or shares of any other class or series of our capital stock ranking, as to dividends, junior to our series B preferred stock, for any period; or

•	redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any common stock or shares of any other class or series of our capital stock ranking, as to dividends and upon liquidation, junior to the series B preferred stock.

The foregoing sentence, however, will not prohibit:

•	dividends payable solely in capital stock ranking junior to our series B preferred stock;

•	the conversion into or exchange for other shares of any class or series of capital stock ranking junior to our series B preferred stock;

•	repurchases, redemptions or acquisitions of shares of our common stock or any other class or series of our capital stock in connection with any employment contract, equity incentive plan, benefit plan or similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, or in connection with the payment of exercise prices of options or warrants or withholding taxes relating to employee equity awards; and

•	repurchases, redemptions or acquisitions of warrants or convertible debt securities, or exchanges of options.

If we do not pay dividends in full (or do not set apart a sum sufficient to pay them in full) on our series B preferred stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with our series B preferred stock, including the series A preferred stock, we will declare any dividends upon our series B preferred stock and each such other class or series of capital stock ranking, as to dividends, on parity with our series B preferred stock pro rata, so that the amount of dividends declared per share of series B preferred stock and such other class or series of capital stock will in all cases bear to each other the same ratio that accrued dividends per share on our series B preferred stock and such other class or series of capital stock (which will not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on our series B preferred stock which may be in arrears.

Holders of shares of our series B preferred stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on our series B preferred stock as described above. Any dividend payment made on our series B preferred stock will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on our series B preferred stock will accumulate as of the dividend payment date on which they first become payable.

We do not intend to declare dividends on our series B preferred stock, or pay or set apart for payment dividends on our series B preferred stock, if the terms of any of our agreements, including any agreements relating to our indebtedness, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends will be authorized by our board of directors and declared by us or paid or set apart for payment if such authorization, declaration or payment is restricted or prohibited by law.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution or payment shall be made to holders of shares of our common stock or any other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, junior to our series B preferred stock, holders of shares of series B preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders, after payment of or provision for our debts and other liabilities, a liquidation preference of $250 per share of series B preferred stock, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the date of payment. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of our series B preferred stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to the distribution of our assets upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, on parity with our series B preferred stock in the distribution of assets, including the series A preferred stock, then holders of shares of our series B preferred stock and each such other class or series of capital stock ranking, as to the distribution of our assets upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, on parity with our series B preferred stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of shares of our series B preferred stock will be entitled to written notice of any event triggering the right to receive a distribution in connection with any voluntary or involuntary liquidation, dissolution or winding up of our affairs not less than 30 days and not more than 60 days prior to the distribution payment date. After payment of the full amount of the liquidating distributions to which they are entitled, holders of shares of our series B preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of our affairs. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our capital stock or otherwise, is permitted under the laws of the State of Delaware, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of our series B preferred stock will not be added to our total liabilities.

Limited Voting Rights

Holders of shares of our series B preferred stock generally do not have any voting rights, except as set forth below.

If dividends on our series B preferred stock are in arrears for six or more quarterly periods, whether or not consecutive (which we refer to as a preferred dividend default), holders of shares of our series B preferred stock, (voting together as a class with the holders of all other classes or series of voting preferred stock whose voting rights are then exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors (which we refer to as preferred stock directors), until all unpaid and accumulated dividends on our series B preferred stock and any other class or series of voting preferred stock whose voting rights are then exercisable have been paid or declared and a sum sufficient for payment is set aside for such payment; provided that the election of any such directors will not cause us to violate the corporate governance requirements of The Nasdaq Global Select Market (or any other exchange or automated quotation system on which our securities may be listed or quoted). In such case, the number of directors serving on our board of directors will be increased by such number of additional directors. The preferred stock directors will be elected by a plurality of the votes cast in the election to serve until the next annual meeting, and each preferred stock director will serve until his successor is duly elected and qualified or until the director’s right to hold the office terminates, whichever occurs earlier. The election will take place at:

•	a special meeting called by holders of at least 25% of the outstanding shares of series B preferred stock together with any other class or series of voting preferred stock whose voting rights are then exercisable, if this request is received more than 90 days before the date fixed for our next annual or special meeting of stockholders or, if we receive the request for a special meeting within 90 days before the date fixed for our next annual or special meeting of stockholders, at our annual or special meeting of stockholders or, at our option, at a separate special meeting; and

•	each subsequent annual meeting (or special meeting held in its place) until all dividends accumulated on our series B preferred stock and on any other class or series of voting preferred stock whose voting rights are then exercisable have been paid in full for all past dividend periods.

If and when all accumulated dividends on our series B preferred stock and all other classes or series of voting preferred stock whose voting rights are exercisable shall have been paid in full or a sum sufficient for such payment in full is set aside for payment, holders of shares of our series B preferred stock shall be divested of the voting rights set forth above (subject to re-vesting in the event of each and every preferred dividend default) and the term and office of such preferred stock directors so elected will immediately terminate and the number of directors comprising the entire board of directors will be reduced accordingly. As used in this prospectus supplement, “voting preferred stock” means any and all classes or series of preferred stock ranking on parity with our series B preferred stock either or both as to the payment of dividends and/or the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs and upon which like voting rights have been conferred (including, without limitation, the Series A Preferred Stock).

Any preferred stock director elected by holders of shares of our series B preferred stock and holders of other parity preferred stock upon which like voting rights have been conferred and are exercisable may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of our series B preferred stock and other voting preferred stock entitled to vote thereon when they have the voting rights described above (voting as a single class), in each case to the extent the voting rights of the holders of our series B preferred stock or such other voting preferred stock remain then exercisable. So long as a preferred dividend default continues, any vacancy in the office of a preferred stock director may be filled by written consent of the preferred stock director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of our series B preferred stock when only they have the voting rights described above, and by the majority vote of the series B preferred stock and each other class or series of voting preferred stock whose voting rights are then exercisable

(voting as a single class) when the series B preferred stock and such other class or series of voting preferred stock are entitled to vote thereon; provided that the appointment or election of any such directors will not cause us to violate the corporate governance requirements of The Nasdaq Global Select Market (or any other exchange or automated quotation system on which our securities may be listed or quoted). The preferred stock directors shall each be entitled to one vote on any matter.

The foregoing limited voting rights will be subject to compliance with the terms of our Restated Certificate, which currently limits the size of our board of directors to 11 (the number of directors currently on our board) and imposes other potential impediments to the implementation of the right to elect directors to our board. Therefore, we will include a provision in the certificate of designation for the series B preferred stock to the effect that if dividends on our series B preferred stock or on any other voting preferred stock (including the series A preferred stock) are in arrears for one or more quarterly periods and at such time the number of directors on our board of directors cannot be increased to accommodate the directors the holders of the series B preferred stock and the holders of such other voting preferred stock would be entitled to elect due to the number of directors serving on the board of directors at that time, then no later than the next annual meeting of stockholders that occurs at least 90 days after such failure to pay dividends, we will be obligated to, to the fullest extent permitted by law, take such action as is necessary and appropriate to allow for, or effect, the election or appointment of directors by the holders of the series B preferred stock and other voting preferred stock pursuant to the voting rights described above upon a preferred dividend default.

In addition, so long as any shares of our series B preferred stock remain outstanding, we will not, without the consent or the affirmative vote of the holders of at least two-thirds of the outstanding shares of our series B preferred stock together with each other class or series of voting preferred stock, voting as a single class, either at a meeting of stockholders or by written consent:

•	authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of stock ranking senior to such series B preferred stock with respect to payment of dividends, or the distribution of assets upon the liquidation, dissolution or winding up of our affairs, or reclassify any of our authorized capital stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares (unless such conversion or other right is contingent upon any required consent or affirmative vote of the holders of the series B preferred stock); or

•	amend, alter or repeal the provisions of our charter, including the terms of our series B preferred stock, whether by merger or consolidation, so as to materially and adversely affect the rights, preferences, privileges or voting powers of our series B preferred stock, taken as whole, except that with respect to the occurrence of any of the events described in the second bullet point immediately above, so long as our series B preferred stock remains outstanding with the terms of our series B preferred stock materially unchanged or the series B preferred stock are converted into or exchanged for, preference securities of the surviving entity or its ultimate parent with such rights, preferences, privileges and voting powers, taken as a whole, not materially less favorable to the holders of the series B preferred stock than the rights, preferences, privileges and voting powers of the Series B preferred stock taken as a whole, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of our series B preferred stock, and in such case such holders shall not have any voting rights (nor shall holders of our series B preferred stock voting separately as provided below have voting rights) with respect to the events described in the second bullet point immediately above. Furthermore, if holders of shares of our series B preferred stock receive the greater of the closing sale price of the series B preferred stock on the trading day immediately preceding the date of an event described in the second bullet point immediately above or the $250 per share liquidation preference pursuant to the occurrence of any of the events described in the second bullet point immediately above, then such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above. Notwithstanding the foregoing, if the occurrence of any of the events described in the bullet points above materially and adversely affects the rights, preferences, privileges or voting power of our series B preferred stock disproportionately relative to other series of preferred stock on parity with our series B preferred stock, the affirmative vote of the holders of at least two-thirds of the outstanding shares of our series B preferred stock is required, unless the exception described above applies.

Holders of shares of our series B preferred stock will not be entitled to vote with respect to any increase in the total number of authorized shares of our common stock or preferred stock, any increase in the number of authorized shares of series B preferred stock or the creation or issuance of any other class or series of capital stock, or any increase in the number of authorized shares of any other class or series of capital stock, in each case ranking on parity with or junior to our series B preferred stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Company.

Holders of shares of our series B preferred stock will not have any voting rights with respect to, and the consent of the holders of shares of our series B preferred stock is not required for, the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of our series B preferred stock, except as set forth above.

In addition, the voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have converted, redeemed, repurchased or otherwise reacquired or called for conversion, redemption or repurchase upon proper procedures all outstanding shares of our series B preferred stock.

In any matter in which the series B preferred stock may vote (as expressly provided in the certificate of designations creating the series B preferred stock), each share of series B preferred stock will be entitled to one vote; provided that if the holders of series B preferred stock and another series of preferred stock, if any, are entitled to vote together as a single class on any matter, the series B preferred stock and the shares of the other series will have one vote for each $100 of liquidation preference.

Without the consent of the holders of the series B preferred stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers of the series B preferred stock, taken as a whole, and to the extent permitted by law, we may amend, alter, supplement, or repeal any terms of our Restated Certificate or the certificate of designations for the series B preferred stock for the following purposes:

•	to cure any ambiguity, or to cure, correct, or supplement any provision that may be ambiguous, defective, or inconsistent; or

•	to make any provision with respect to matters or questions relating to the series B preferred stock that is not inconsistent with the provisions of the certificate of designations for the series B preferred stock;

provided that any such amendment, alteration, supplement or repeal of any terms of the series B preferred stock effected in order to conform the terms that are not in the certificate of designations for the series B preferred stock to the description of the terms of the series B preferred stock set forth in this prospectus supplement relating to the offer and sale of the series B preferred stock, shall be deemed not to adversely affect the rights, preferences, privileges and voting powers of the series B preferred stock, taken as a whole.

Maturity

Our series B preferred stock has no maturity date, and we are not required to redeem our series B preferred stock at any time. Accordingly, our series B preferred stock will remain outstanding indefinitely unless a holder of shares of our series B preferred stock decides to convert it or we decide to convert or redeem it. See “— Conversion Rights,” “— Special Conversion Right of Series B Preferred Stock upon a Fundamental Change” and “— Fundamental Change Optional Redemption.”

Conversion Rights

Holders of shares of our series B preferred stock, at their option, may, at any time and from time to time, convert some or all of their outstanding shares of our series B preferred stock initially at a conversion rate of          shares of common stock per $250 liquidation preference, which is equivalent to an initial conversion price of approximately $         per share of common stock (subject to adjustment in certain events). Shares of our series B preferred stock will only be convertible into shares of our common stock.

We will not issue fractional shares of common stock upon the conversion of shares of our series B preferred stock. Instead, we will pay the cash value of such fractional shares based upon the closing sale price of our common stock on the trading day immediately prior to the conversion date or the trading day prior to the effective date for our option to convert some or all of our series B preferred stock.

A holder of shares of our series B preferred stock is not entitled to any rights of a common stockholder until such holder of shares of our series B preferred stock has converted its shares of our series B preferred stock, and only to the extent the shares of our series B preferred stock are deemed to have been converted into shares of our common stock under our certificate of designations establishing our series B preferred stock.

Company Conversion Option

On or after May     , 2019, we may, at our option, at any time or from time to time cause some or all of the series B preferred stock to be converted into shares of our common stock at the then applicable conversion rate provided that:

•	the daily VWAP of our common stock equals or exceeds 150% of the then-applicable conversion price per share of our series B preferred stock for at least 20 trading days in a period of 30 consecutive trading days (including the last trading day of such period) ending on the trading day immediately prior to our issuance of notice of the exercise of our conversion option as described below; and

•	on or prior to the effective date of our conversion option, we have either declared and paid, or declared and set apart for payment, any unpaid accumulated dividends that are in arrears on our series B preferred stock.

If we convert less than all of the outstanding shares of our series B preferred stock, the conversion agent will select the shares by lot, on a pro rata basis or in accordance with any other method the conversion agent considers fair and appropriate. We may convert our series B preferred stock only in a whole number of shares. If a portion of a holder’s series B preferred stock is selected for partial conversion by us and the holder converts a portion of such series B preferred stock, the number of shares of our series B preferred stock subject to conversion by us will be reduced by the number of shares that the holder converted. The terms “daily VWAP” and “trading days” are defined under “— Special Conversion Rights of Series B Preferred Stock upon a Fundamental Change” below.

Conversion Procedures

Procedures for the Holders’ Conversion

Holders of shares of our series B preferred stock may convert some or all of their shares by surrendering to the conversion agent at its office the certificate or certificates, if any, for the shares of our series B preferred stock to be converted, accompanied by a written notice stating that the holder of shares of our series B preferred stock elects to convert all or a specified whole number of those shares in accordance with the provisions described in this prospectus supplement and specifying the name or names in which the holder of shares of our series B preferred stock wishes the certificate or certificates, if any, for the shares of common stock to be issued. If the notice specifies a name or names other than the name of the holder of shares of our series B preferred stock, the notice will be accompanied by payment of all transfer taxes payable upon the issuance of shares of our common stock in that name or names. Other than such transfer taxes, we will pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of our common stock upon conversion of shares of our series B preferred stock.

In lieu of the foregoing procedures, if our series B preferred stock is held in global certificate form, the holder of shares of our series B preferred stock must comply with the procedures of DTC to convert its beneficial interest in respect of the series B preferred stock represented by a global stock certificate of the series B preferred stock.

The “conversion date” with respect to any share of our series B preferred stock will be the date on which:

•	The conversion agent has received all of the surrendered certificate or certificates, if any, the notice relating to the conversion (or the applicable procedures of the DTC have been complied with);

•	The conversion agent has received any appropriate endorsements and transfer documents;

•	We have received payment of all required transfer taxes, if any (or the holder has demonstrated to our satisfaction that those taxes have been paid); and

•	We have received payment for any declared and unpaid dividends to the extent provided below under “— Payment of Dividends Upon Conversion.”

As promptly as practicable after the conversion date with respect to any shares of series B preferred stock, in the case of shares of series B preferred stock held in certificated form, we will deliver or cause to be delivered (1) certificates representing the number of validly issued, fully paid and nonassessable shares of our common stock, if then certificated, to which the holders of shares of such series B preferred stock, or the transferee of the holder of such shares of series B preferred stock, will be entitled and (2) if less than the full number of shares of series B preferred stock represented by the surrendered certificate or certificates, if any, or specified in the notice, is being converted, a new certificate or certificates, of like tenor, for the number of shares represented by the surrendered certificate or certificates, less the number of shares being converted, if our series B preferred stock is then certificated. This conversion will be deemed to have been made on the conversion date so that the rights of the holder of shares of our series B preferred stock as to the shares being converted will cease except for the right to receive the shares of our common stock deliverable upon conversion, and, if applicable, the person entitled to receive shares of common stock will be treated for all purposes as having become the record holder of those shares of common stock as of the conversion date.

If we elect to redeem any shares of our series B preferred stock, the right of a holder to convert those shares of our series B preferred stock will terminate if we have not received the conversion notice of the holder of such shares of series B preferred stock by 5:00 p.m., New York City time, on the second business day immediately preceding the redemption date (unless we default in the payment of the redemption price, in which case a holder of series B preferred shares may convert such shares until the redemption price has been paid or duly provided for).

If more than one share of our series B preferred stock is surrendered for conversion by the same stockholder at the same time, the number of whole shares of common stock issuable upon conversion of those shares of our series B preferred stock will be computed on the basis of the total number of shares of our series B preferred stock so surrendered.

All shares of our common stock delivered upon conversion by the holders of shares of our series B preferred stock will, upon delivery, be duly and validly issued, fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

The conversion agent for the series B preferred stock is the transfer agent or such other person as we may designate from time to time.

Procedures for the Company Conversion Option

To exercise our conversion option described above, we must provide notice to the conversion agent and each registered holder of the series B preferred stock. We will also publish such notice on our website or through such other public medium as we may use at that time. The effective date will be a date selected by us and will be no more than 20 and not less than 5 trading days after the date on which we provide such notice of conversion.

In addition to any information required by applicable law or regulation, the notice of the exercise of our conversion option will state, as appropriate:

•	the effective date for our conversion option;

•	the number of shares of common stock to be issued upon conversion of each share of series B preferred stock;

•	the number of shares of our series B preferred stock to be converted; and

•	that dividends on the shares of our series B preferred stock to be converted will cease to accrue on the effective date for our conversion option.

Before the delivery of any securities upon conversion by us of shares of our series B preferred stock, we will comply with all federal and state laws and regulations applicable to such delivery. All shares of our common stock delivered upon conversion by us of shares of our series B preferred stock will, upon delivery, be duly and validly issued, fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

Reservation of Common Stock

We will at all times reserve and keep available, free from preemptive rights out of our authorized but unissued shares of capital stock, for issuance upon the conversion of shares of our series B preferred stock, a number of our authorized but unissued shares of common stock that will from time to time be sufficient to permit the conversion of all outstanding shares of our series B preferred stock.

Payment of Dividends Upon Conversion

Optional Conversion

General. If a holder of shares of our series B preferred stock exercises its conversion rights, upon delivery of the shares of our series B preferred stock for conversion, those shares of our series B preferred stock will cease to cumulate dividends as of the end of the conversion date, and the holder of shares of our series B preferred stock will not receive any cash payment representing accrued and unpaid dividends on the shares of our series B preferred stock, except in those limited circumstances discussed below. Except as provided below, we will make no payment for accrued and unpaid dividends, whether or not in arrears, on shares of our series B preferred stock converted at the election of holders of such shares.

Conversion On or Before Record Date. If a holder of shares of our series B preferred stock exercises its conversion rights and the related conversion date occurs before the close of business on a dividend record date, the holder will not be entitled to receive any portion of the dividend payable on such shares of converted stock on the corresponding dividend payment date.

Conversion After Record Date and Prior to Payment Date. If a holder of shares of our series B preferred stock exercises its conversion right and the related conversion date occurs after the dividend record date but prior to the corresponding dividend payment date, the holder of shares of our series B preferred stock on the record date will receive on that dividend payment date accrued dividends on those shares of series B preferred stock, notwithstanding the conversion of those shares of series B preferred stock prior to that dividend payment date, because that holder of shares of our series B preferred stock will have been the holder of record of shares of our series B preferred stock on the corresponding record date. At the time that such holder of shares of our series B preferred stock surrenders shares of our series B preferred stock for conversion, however, it must pay to us an amount equal to the dividend that has accrued and that will be paid on the related dividend payment date; provided that no such payment need be made if we have specified a redemption date that is after a dividend record date and on or prior to the dividend payment date to which that dividend record date relates.

Conversion On or After Payment Date and On or Prior to the Immediately Succeeding Record Date. If the holder of shares of our series B preferred stock is a holder of shares of our series B preferred stock on a dividend record date and converts such shares of our series B preferred stock into shares of common stock on or after the corresponding dividend payment date, such holder of shares of our series B preferred stock will be entitled to receive the dividend payable on such shares of our series B preferred stock on such corresponding dividend payment date, and the holder of shares of our series B preferred stock will not need to include payment of the amount of such dividend upon surrender for conversion of shares of series B preferred stock.

Company Conversion Option

General. As we described above under “Conversion Rights— Company Conversion Option,” if we convert shares of our series B preferred stock pursuant to our conversion option, on or prior to the effective date of our conversion option, we must first declare and pay, or declare and set apart for payment, any unpaid dividends that are in arrears on our series B preferred stock.

Conversion After a Payment Date and Prior to the Next Record Date. If we exercise our conversion option and the effective date is after the close of business on a dividend payment date and prior to the close of business on the next dividend record date, the holder of shares of our series B preferred stock will not be entitled to receive any portion of the dividend payable for such period on such converted shares on the corresponding dividend payment date. Accordingly, if we convert shares of our series B preferred stock and the effective date is after the close of business on a dividend payment date and prior to the close of business on the next dividend record date, holders of shares of our series B preferred stock will forego the right to receive any dividends accruing from such dividend payment date to the effective date.

Conversion On or After Record Date and Prior to Payment Date. If we exercise our conversion option and the effective date is on or after the close of business on any dividend record date and prior to the close of business on the corresponding dividend payment date, all dividends payable for such period with respect to the shares of our series B preferred stock called for a conversion on such date will be payable on such dividend payment date to the holder of such shares of our series B preferred stock on such record date.

Conversion Rate Adjustments

We will adjust the conversion rate from time to time as follows:

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock to all holders of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1 OS0

where

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;

CR1 = the new conversion rate in effect immediately on and after the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;

OS0 = the number of shares of our common stock outstanding immediately prior to such dividend or distribution, or the effective date of such share split or share combination; and

OS1 = the number of shares of our common stock outstanding immediately after such dividend or distribution, or the effective date of such share split or share combination.

Any adjustment made pursuant to this paragraph (1) shall become effective at the open of business on (x) the ex-dividend date for such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph (1) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we distribute to all holders of our common stock any rights, warrants or options entitling them, for a period expiring not more than 60 days after the date of issuance of such rights, warrants or options, to subscribe for or purchase shares of our common stock at a price per share that is less than the closing sale price per share of our common stock on the business day immediately preceding the date of announcement of such distribution, we will adjust the conversion rate based on the following formula:

CR1 = CR0 x	OS0+X OS0+Y

where

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 = the new conversion rate in effect immediately on and after the ex-dividend date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the ex- dividend for such distribution;

X = the aggregate number of shares of our common stock issuable pursuant to such rights, warrants or options; and

Y = the number of shares of our common stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants or options and (B) the average of the closing sale price per share of our common stock for the ten consecutive trading days ending on the trading day immediately preceding the date of announcement for the issuance of such rights, warrants or options.

For purposes of this paragraph (2), in determining whether any rights, warrants or options entitle the holders of shares of our common stock to subscribe for or purchase shares of our common stock at less than the applicable closing sale price per share of our common stock, and in determining the aggregate exercise or conversion price payable for such shares of common stock, there shall be taken into account any consideration we receive for such rights, warrants or options and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our board of directors (or committee thereof). If any right, warrant or option described in this paragraph (2) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, we will adjust the new conversion rate to the conversion rate that would then be in effect if such right, warrant or option had not been so issued.

(3) If we distribute shares of our capital stock, evidence of indebtedness or other assets or property to all holders of our common stock, excluding:

•	dividends, distributions, rights, warrants or options referred to in paragraph (1) or (2) above;

•	dividends or distributions paid exclusively in cash;

•	spin-offs, as described below in this paragraph (3);

•	except as otherwise provided below, rights issued pursuant to any stockholder rights plan of ours then in effect; and

•	any dividends and distributions in connection with a reorganization event (as defined below), then we will adjust the conversion rate based on the following formula:

CR1 = CR0 x	SP0 SP0 – FMV

where

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 = the new conversion rate in effect immediately on and after the ex-dividend date for such distribution;

SP0 = the average of the closing sale price per share of our common stock for the ten consecutive trading days ending on the business day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors or committee thereof) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the earlier of the record date or the ex-dividend date for such distribution.

An adjustment to the conversion rate made pursuant to the immediately preceding paragraph shall become effective on the ex-dividend date for such distribution. If such distribution is not so paid or made, the applicable conversion rate shall be decreased to the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a share of series B preferred stock shall receive, in respect of such share, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution. If we distribute to all of our common stockholders capital stock of any class or series, or similar equity interest, of or relating to one of our subsidiaries or other business unit, which we refer to as a spin-off, the conversion rate in effect immediately before the tenth trading day from and including the effective date of the spin-off will be adjusted based on the following formula:

CR1 = CR0 x	FMV[0] + MP0 MP0

where

CR0 = the conversion rate in effect immediately prior to the tenth trading day immediately following, and including, the effective date of the spin-off;

CR1 = the new conversion rate in effect immediately on and after the tenth trading day immediately following, and including, the effective date of the spin-off;

FMV0 = the average of the closing sale prices per share of the capital stock or similar equity interest distributed to our common stockholders applicable to one share of our common stock over the first ten consecutive trading days after the effective date of the spin-off; and

MP0 = the average of the closing sale prices per share of our common stock over the first ten consecutive trading days after the effective date of the spin-off.

An adjustment to the conversion rate made pursuant to the immediately preceding paragraph will occur on the tenth trading day from and including the effective date of the spin-off; provided that (a) in respect of any conversion within the ten trading days following the effective date of any spin-off, references within this paragraph (3) to ten trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate, and (b) if the conversion date for a conversion occurs after the record date for a spin-off, but on or prior to the first trading day following the effective date of the spin-off, the conversion date will be postponed until the business day immediately following such trading day (and the definitions of “FMV0” and MP0 will be modified pursuant to clause (a) above). If any such dividend or distribution described in this paragraph (3) is declared but not paid or made, the new conversion rate shall be re-adjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4) If we make any cash dividend or distribution to all holders of outstanding shares of our common stock (excluding any dividend or distribution in connection with our liquidation, dissolution or winding up), the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0 SP0 – C

where

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 = the new conversion rate in effect immediately after the ex-dividend date for such distribution;

SP0 = the average of the closing sale prices per share of our common stock for the ten consecutive trading days ending on the business day immediately preceding the earlier of the record date or the day prior to the ex-dividend date for such distribution; and

C = the amount in cash per share that we distribute to our common stockholders.

An adjustment to the conversion rate made pursuant to this paragraph (4) shall become effective on the ex-dividend date for such dividend or distribution. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of shares of series B preferred stock will receive, for each share of series B preferred stock held on the ex-dividend date for such cash dividend or distribution, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder had owned a number of shares of common stock equal to the conversion rate in effect on such ex-dividend date. If any dividend or distribution described in this paragraph (4) is declared but not so paid or made, the new conversion rate shall be re-adjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for shares of our common stock (that is subject to the tender offer rules of the Exchange Act that are then applicable), other than odd lot tender offers, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the average of the closing sale prices per share of our common stock over the 10 consecutive trading day period commencing on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x (AC +	SP1 x OS1 SP1 x OS0)

where

CR0 = the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1 = the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding, the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors or committee thereof) paid or payable for shares of our common stock purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the close of business on the date such tender or exchange offer expires (before giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer);

OS1 = the number of shares of our common stock outstanding immediately after the close of business on the date such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

SP1 = the average of the closing sale prices of our common stock over the 10 consecutive trading day period commencing the trading day next succeeding the date such tender or exchange offer expires.

If the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made. Any adjustment to the conversion rate made pursuant to this paragraph (5) shall become effective on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender offer or exchange offer expires. If, however, the conversion date for a share of series B preferred stock occurs during the 10 trading days following, and including, the trading day next succeeding the date such tender or exchange offer expires, the reference in the above definition of “SP1” to “10” and the references in the above definitions of “CR0” and “CR1” to “10th” shall be deemed replaced with references to such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date, but excluding such conversion date.

If we or one of our subsidiaries is obligated to purchase shares of our common stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, we will re-adjust the new conversion rate to be the conversion rate that would be in effect if such tender or exchange offer had not been made.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its series B preferred stock on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

The “closing sale price” of our common stock (or any other security for which a closing sale price must be determined) on any trading day means the closing sale price per share of our common stock (or such other security, as the case may be) (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which the common stock (or such other security as the case may be) is listed. If our common stock (or such other security, as the case may be) is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “closing sale price” of our common stock (or such other security, as the case may be) will be the last quoted bid price for our common stock (or such other security, as the case may be) in the over-the-counter market on the relevant date as reported by The OTC Markets Group Inc. or a similar organization. If our common stock (or such other security, as the case may be) is not so quoted, the “closing sale price” will be the average of the mid-point of the last bid and ask prices for our common stock (or such other security, as the case may be) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose, which may include one or more of the underwriters. On and after the occurrence of a reorganization event, the closing sale price of a unit of reference property will be determined in accordance with the above “closing sale price” definition or, if it cannot be so determined, then, it will be determined by our board of directors (or a committee thereof) in a commercially reasonable manner.

“Trading day” means a day during which (i) for purposes of determining the closing sale price there is no market disruption event and (ii) trading in securities generally occurs on The Nasdaq Global Select Market or, if our common stock is not listed on The Nasdaq Global Select Market, then a day during which trading in securities generally occurs on the principal U.S. securities exchange on which our common stock is listed or, if our common stock is not listed on a U.S. national or regional securities exchange, then on the principal other market on which our common stock is then traded or quoted.

“Market disruption event” means, if common stock (or such other security, as the case may be) are listed for trading on The Nasdaq Global Market or listed on another U.S. national or regional securities exchange, the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any trading day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the securities exchange or otherwise) in common stock (or such other security, as the case may be) or in any options, contracts or futures contracts relating to common stock (or such other security, as the case may be).

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

If we have in effect a rights plan while any shares of our series B preferred stock remain outstanding, holders of shares of our series B preferred stock will receive, upon a conversion of such shares in respect of which we have elected to deliver shares of our common stock, in addition to such shares of our common stock, rights under our stockholder rights agreement unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock. If the rights provided for in any rights plan that our board of directors may adopt have separated from the common stock in accordance with the provisions of the applicable stockholder rights agreement so that holders of shares of our series B preferred stock would not be entitled to receive any rights in respect of our common stock that we elect to deliver upon conversion of shares of our series B preferred stock, we will adjust the conversion rate at the time of separation as if we had distributed to all holders of our capital stock, evidences of indebtedness or other assets or property pursuant to paragraph (3) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

Notwithstanding the foregoing, in the event of an adjustment to the conversion rate pursuant to paragraphs (4) and (5) above, in no event will the conversion rate exceed shares of our common stock per $250 liquidation preference subject to adjustment pursuant to paragraphs (1), (2) and (3) above. In no event will the conversion price be reduced below $0.01, subject to adjustment for share splits and combinations and similar events.

We will not make any adjustment to the conversion rate if holders of shares of our series B preferred stock are permitted to participate, on an as-converted basis, in the transactions described above.

The conversion rate will not be adjusted except as specifically set forth in this subsection entitled in “— Conversion Rate Adjustments.” Without limiting the foregoing, the conversion rate will not be adjusted for:

•	the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities or those of our subsidiaries and the investment of additional optional amounts in shares of our common stock under any plan;

•	the issuance of any shares of our common stock or options or rights to purchase such shares pursuant to any of our present or future employee, director, trustee or consultant benefit plan, employee agreement or arrangement or program or those of our subsidiaries;

•	the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date shares of our series B preferred stock were first issued;

•	a change in the par value of our common stock;

•	accumulated and unpaid dividends or distributions; and

•	the issuance of shares of our common stock, or any securities convertible into or exchange or exercisable for shares of our common stock, or the payment of cash upon redemption thereof.

No adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion rate. If the adjustment is not made because the adjustment does not change the conversion rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/10,000th of a share, as the case may be. Notwithstanding the foregoing, if the shares of our series B preferred stock are called for redemption or conversion at our option, all adjustments not previously made will be made on the conversion date of any series B preferred shares.

If certain of the possible adjustments to the conversion price of the shares of our series B preferred stock are made (or if failures to make certain adjustments occur), a holder of such shares may be deemed to have received a distribution from us even though such holder has not received any cash or property as a result of such adjustments.

We intend to withhold United States federal income tax (in the case of a non-U.S. holder) with respect to any deemed distribution from us from cash payments of dividends and any payments in redemption, repurchase or conversion of the shares of our series B preferred stock. See “Material United States Federal Income Tax Considerations” in this prospectus supplement.

In the case of the following events, each of which we refer to as a business combination:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

•	a consolidation, merger or combination involving us;

•	sale, conveyance or lease to another corporation or entity of all or substantially all of our property and assets (other than to one or more of our subsidiaries); or

•	a statutory share exchange;

in each case, as a result of which our common stockholders are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock (each a “reorganization event”), a holder of shares of our series B preferred stock will be entitled thereafter to convert such shares of our series B preferred stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which such holder would have owned or been entitled to receive upon such reorganization event as if such holder of shares of our series B preferred stock held a number of shares of our common stock equal to the conversion rate in effect on the effective date for such reorganization event, multiplied by the number of shares of our series B preferred stock held by such holder of shares of our series B preferred stock (the “reference property”). However, at and after the effective time of the reorganization event, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of shares of series B preferred stock, as set forth under “— Special Conversion Right of Series B Preferred Stock upon a Fundamental Change” and (ii)(x) any shares of our common stock that we would have been required to deliver upon conversion of shares of series B preferred stock or upon payment of dividends in shares of common stock will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such reorganization event and (y) the Market Value and daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such reorganization event. In the event that our common stockholders have the opportunity to elect the form of consideration to be received in such reorganization event, the reference property into which shares of series B preferred stock will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders and the conversion agent in writing of the weighted average as soon as practicable after such determination is made.

To the extent permitted by law and subject to the listing standards of The Nasdaq Global Select Market, we may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors determines that such an increase would be in our best interests. Any such determination by our board of directors will be conclusive. In addition, subject to the listing standards of The Nasdaq Global Select Market, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to common stockholders resulting from any distribution of common stock or similar event. We will give holders of shares of our series B preferred stock at least 15 business days’ notice of any increase in the conversion rate.

Special Conversion Right of Series B Preferred Stock upon a Fundamental Change

On or prior to May     , 2019, in the event of a fundamental change as described below, the holder will have the right to convert some or all of its shares of series B preferred stock as described below. No later than the fifth trading day following the effective date of such fundamental change, we will provide to the holder of our series B preferred stock and the transfer agent a notice of the occurrence of the fundamental change and of the resulting special conversion right.

Such notice will state:

•	the events constituting the fundamental change;

•	the effective date of the fundamental change;

•	the fundamental change conversion date, which shall be no earlier than the 20th trading day following such notice and no later than the 30th trading day following such notice;

•	whether we will deliver stock, cash or a combination thereof upon conversion and whether accumulated and unpaid dividends will be paid in cash, shares of common stock or a combination thereof;

•	the name and address of the conversion agent and, if applicable, the paying agent;

•	the conversion rate and any adjustment to the conversion rate that will result from the fundamental change; and

•	the then applicable conversion rate and any adjustment to the conversion rate as a result of the fundamental change (including the Conversion Amount and the Alternative Conversion Amount).

We will also publish a notice containing this information on our website or through such other public medium as we may use at that time, in any event prior to the opening of business on the first business day following any date on which we provide such notice to the holders of our series B preferred stock.

If a fundamental change occurs and a holder converts its series B preferred stock at any time beginning at the opening of business on the trading day immediately following receipt of the notice described above and ending at the close of business on the fundamental change conversion date (the “fundamental change conversion period”), the holder will receive the greater of:

•	a number of shares of our common stock, as described under “— Conversion Rights” and subject to adjustment as described under “— Conversion Rate Adjustments” plus (ii) the make-whole premium, if any, described under “— Determination of Make-Whole Premium” (such number of shares, the “Conversion Amount”); and

•	a number of shares of our common stock equal to the lesser of (i) the liquidation preference divided by the Market Value of our common stock on the effective date of such fundamental change and (ii) (subject to adjustment in the same manner as the conversion rate) (such number of shares, the “Alternative Conversion Amount”).

In addition to the number of shares of common stock issuable upon conversion of each share of series B preferred stock at the option of the holder on any conversion date during the fundamental change conversion period, each converting holder will have the right to receive an amount equal to all accrued, cumulated and unpaid dividends on such converted shares of series B preferred stock, whether or not declared prior to that date, for all prior dividend periods ending on or prior to the dividend payment date immediately preceding the conversion date (other than previously declared dividends on our series B preferred stock payable to holders of record as of a prior date), provided that we are then legally and contractually (including pursuant to the Credit Facility) permitted to pay such dividends. The amount payable in respect of such dividends will be paid in cash, shares of common stock (or units of reference property) or a combination thereof. If we make any such dividend payment in shares of our common stock (or units of reference property), such shares (or units) shall be valued for such purpose at the Market Value determined for the period ending on the second trading day preceding the fundamental change conversion date.

The foregoing provisions shall only be applicable with respect to conversions effected during the fundamental change conversion period.

If the Company is required to deliver to holders the Alternative Conversion Amount, then, in lieu of issuing such shares of common stock, we may, at our option, make a cash payment equal to the Market Value thereof determined for the period ending on the second trading day preceding the fundamental change conversion date. Our notice of fundamental change will indicate if we will issue stock or pay cash upon conversion and whether accumulated and unpaid dividends will be paid in cash, shares of common stock or a combination thereof. We are not obligated to settle any conversions in cash, and we will elect to pay cash in lieu of issuing shares of common stock upon conversion only if permitted under the terms of the Credit Facility. Our ability to settle conversions or pay dividends in cash is currently restricted by the terms of the Credit Facility and may be restricted by the terms of any future indebtedness we may incur from time to time.

The term “Market Value” means the average of the daily VWAP of our common stock (or unit of reference property) for each day during a 10 consecutive Trading Day period ending immediately prior to the date of determination.

The “daily VWAP” of our common stock on any trading day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page IRDM <EQUITY> AQR (or its equivalent successor if such page is not available) in respect of the period from 9:30a.m. to 4:00p.m., New York City time, on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method to the extent practicable, by a nationally recognized independent investment banking firm retained for this purpose by us). Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

For the purposes of determining daily VWAP and Market Value only, “trading day” means a day during which (i) there is no market disruption event and (ii) trading in securities generally occurs on The Nasdaq Global Select Market or, if our common stock (or other security for which Market Value is required to be determined) is not listed on The Nasdaq Global Select Market, then a day during which trading in securities generally occurs on the principal U.S. securities exchange on which our common stock (or such other security) is listed or, if our common stock (or such other security) is not listed on a U.S. national or regional securities exchange, then on the principal other market on which our common stock (or such other security) is then traded or quoted.

For the purposes of determining daily VWAP and Market Value only, “market disruption event” means (i) a failure by the principal United States national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock (or other security for which Market Value is required to be determined) for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock (or such other security).

To exercise the fundamental change conversion right, the holder of series B preferred stock must comply with the procedures for conversion set forth under “—Conversion Procedures” on or before the close of business on the last day of the fundamental change conversion period.

However, a holder of series B preferred stock may withdraw any notice of exercise of its fundamental change conversion right (in whole or in part) by a written notice of withdrawal delivered to the conversion agent prior to the close of business on the second business day prior to the last day of the fundamental change conversion period. The notice of withdrawal shall state:

•	the number of withdrawn shares of our series B preferred stock;

•	if certificated shares of our series B preferred stock have been issued, the certificate numbers of the withdrawn shares of our series B preferred stock; and

•	the number of shares of our series B preferred stock, if any, which remain subject to the conversion notice.

If the series B preferred stock is held in global form, the notice of withdrawal must comply with applicable DTC procedures.

Series B preferred stock as to which the fundamental change conversion right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted in accordance with the fundamental change conversion right on the fundamental change conversion date. For the avoidance of doubt, the conversion date for all conversions during the fundamental change will be the fundamental change conversion date.

A fundamental change generally will be deemed to occur at such time as:

(1)	any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, or any successor provisions) other than us or any of our subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner,” directly or indirectly, through a purchase, merger or other acquisition transaction, of more than 50% of the total voting power in the aggregate of all classes of our capital stock then outstanding entitled to vote generally in elections of directors (such capital stock, “voting stock”);

(2)	we consolidate with, or merge with or into, another person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or any person consolidates with or merges with or into us, or we convey, transfer, lease or otherwise dispose of all or substantially all of our consolidated assets to any person (other than a direct or indirect wholly owned subsidiary of ours), other than:

•	any transaction pursuant to which the holders of our capital stock immediately prior to the transaction collectively have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all classes of voting stock of the continuing or surviving person immediately after the transaction; or

•	any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;

(3)	we approve a plan of liquidation or dissolution; or

(4)	our common stock ceases to be listed on The Nasdaq Global Select Market, The Nasdaq Global Market or another national securities exchange.

Notwithstanding the foregoing, a fundamental change will be deemed not to have occurred in the case of an event, transaction or series of related transactions described in clauses (1) or (2) above, if (1) at least 90% of the consideration for our common stock (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in such event, transaction or series of related transactions consists of common stock or other common equity (including depositary receipts) traded on a national securities exchange (or which will be so traded when issued or exchanged in connection with such transaction) (“publicly traded common stock”) and (2) as a result of such transaction or transactions the shares of our series B preferred stock become convertible into such consideration. For the purposes of this definition of “fundamental change,” any event, transaction or series of related transactions that constitutes a fundamental change under both clause (1) and clause (2) above will be deemed to constitute a fundamental change solely upon the occurrence of the applicable transaction under clause (2) of this definition of “fundamental change.”

Beneficial ownership will be determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

The phrase “all or substantially all” of our consolidated assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets.

This fundamental change conversion feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change conversion feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change conversion feature is a result of negotiations between us and the underwriters.

Determination of Make-Whole Premium

As described above, if on or prior to May     , 2019, a fundamental change takes place and a holder elects to convert its shares of series B preferred stock during the fundamental change conversion period, in certain circumstances, we will increase the conversion rate (the “make-whole premium”) by reference to the table below.

The increase in the conversion rate will be determined by reference to the table below, based on the date on which the fundamental change becomes effective (the “effective date”) and the stock price (as defined below). If holders of our common stock receive only cash in the transaction constituting a fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the closing sale prices of our common stock on the ten consecutive trading days prior to but not including the effective date.

The following table sets forth the stock price paid, or deemed paid, per share of our common stock in a transaction that constitutes the fundamental change, the effective date and the make-whole premium (expressed as the number of additional shares of common stock that will be added to the conversion rate) to be paid upon a conversion in connection with a fundamental change:

Stock Price
	$	$	$	$	$	$	$	$	$
Effective Date
May , 2014
May , 2015
May , 2016
May , 2017
May , 2018
May , 2019 or thereafter

In addition, we will adjust the number of additional shares in the table at the same time, in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “—Conversion Rate Adjustments.”

The exact stock price and effective date may not be set forth on the table, in which case:

•	if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the make-whole premium will be determined by straight-line interpolation between make-whole premium amounts set forth for the higher and lower stock prices and the two effective dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $ per share (subject to adjustment in the same manner as the stock price), no make-whole premium will be paid, and

•	if the stock price is less than or equal to $ per share (subject to adjustment in the same manner as the stock price), no make-whole premium will be paid.

However, we will not increase the conversion rate as described above to the extent the increase will cause the conversion rate to exceed                 . We will adjust this maximum conversion rate in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “— Conversion Rate Adjustments.”

Our obligation to pay the make-whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general equitable principles of reasonableness of economic remedies.

Fundamental Change Optional Redemption

If you choose not to exercise your special conversion right in connection with a fundamental change as described above, we will have the option to redeem our series B preferred stock, in whole but not in part, within 90 days after the last day of the fundamental change conversion period for cash at $250 per share, plus accrued and unpaid dividends (whether or not earned or declared) to, but not including, the redemption date.

We will provide not less than 30 but no more than 60 days’ notice of redemption by mail to each registered holder of series B preferred stock to be redeemed. If the redemption notice is given and funds are deposited as required, then dividends will cease to accrue on and after the redemption date on those shares of series B preferred stock called for redemption.

Once we have called the series B preferred stock for redemption, the series B preferred stock will be convertible by the holder until the close of business on the second business day prior to the redemption date

(unless we default in the payment of the redemption price, in which case a holder of series B preferred shares may convert such shares until the redemption price has been paid or duly provided for). A failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the redemption of the shares of our series B preferred stock except as to the holder to whom notice was defective or not given.

If we redeem less than all of the outstanding shares of our series B preferred stock, the transfer agent will select the shares by lot, on a pro rata basis or in accordance with any other method the transfer agent considers fair and appropriate. We may redeem our series B preferred stock only in a whole number of shares. If a portion of a holder’s series B preferred stock is selected for partial redemption by us and the holder converts a portion of such series B preferred stock, the number of shares of our series B preferred stock subject to redemption by us will be reduced by the number of shares that the holder converted.

Transfer Agent

The transfer agent, conversion agent and registrar for our common stock and the series B preferred stock is American Stock Transfer & Trust Company, LLC.

Book-Entry, Delivery and Form

The series B preferred stock will be initially issued in the form of one or more global securities (the “global securities”) registered in the name of The Depository Trust Company (“DTC”) or its nominee. Upon the issuance of the Global Securities, DTC or its nominee will credit the accounts of Persons holding through it with the number of the shares of series B preferred stock represented by such global securities. Such accounts shall be designated by the underwriters. Ownership of beneficial interests in the global securities will be limited to persons that have accounts with DTC (“participants”) or persons that may hold interests through participants.

Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interest in the global securities may not be exchanged for definitive securities in registered certificated form (“certificated securities”) except in the limited circumstances described below. See “— Exchange of Global Securities for Certificated Securities.” Except in limited circumstances described below, owners of beneficial interests in Global Securities will not be entitled to receive physical delivery of shares of series B preferred stock in certificated form. In addition, transfers of beneficial interest in global securities will be subject to the applicable rules and procedures of DTC and its direct and indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

So long as the holder of a global security is the registered owner of any shares of series B preferred stock, the holder of such global security will be considered the sole holder of any shares of series B preferred stock evidenced by the global securities. Beneficial owners of shares of series B preferred stock evidenced by the global securities will not be considered the owners or holders of such shares for any purpose. Neither we nor the transfer agent will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the series B preferred stock.

Depository procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters. However, we will remain responsible for any actions DTC, Euroclear and Clearstream and their respective participants take in accordance with instructions provided by us.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for the Participants and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the global securities, DTC will credit the accounts of participants designated by the underwriters with portions of the aggregate number of shares represented by the global securities; and

(2)	ownership of these interests in the global securities will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the global securities).

Investors who are participants in DTC’s system may hold their interests therein directly through DTC. Investors who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. All interests in the global securities, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in global securities to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in Global Securities to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payments in respect of dividends, if any, on global securities registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder. Under the terms of the certificate of designation, we will treat the Persons in whose names the shares of series B preferred stock, including the global securities, are registered as the owners of the shares of series B preferred stock for the purpose of receiving payments and for all other purposes. Consequently, neither we, nor any agent of ours has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the global securities or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or indirect participant’s records relating to the beneficial ownership interests in the global securities; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the series B preferred stock (including dividends), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial interest in the aggregate number of the shares represented by the global securities as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of the series B preferred stock will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, or us. We will not be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the series B preferred stock, and we may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the series B preferred stock described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of series B preferred stock only at the direction of one or more Participants to whose account DTC has credited the interests in the global securities and only in respect of such portion of the aggregate number of shares of series B preferred stock as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor our agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Securities for Certificated Securities

A global security is exchangeable for certificated securities if DTC notifies us that (a) it is unwilling or unable to continue as depositary for the Global Securities or (b) it has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary.

In which case, upon surrender by a holder of its global security, shares of series B preferred stock in such form will be issued to each person that the holder of the global security and DTC identify as being the beneficial owner of the related series B preferred stock. In addition, beneficial interests in Global Securities may be exchanged for Certificated Securities upon prior written notice given to the transfer agent by or on behalf of DTC. In all cases, certificated securities delivered in exchange for any global securities or beneficial interest in global securities will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

We will not be liable for any delay by the global security holder or DTC in identifying the beneficial owners of series B preferred stock and we may conclusively rely on, and will be protected in relying on, instructions from the holder of the global securities or DTC for all purposes.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations related to the acquisition, ownership, and disposition of the series B preferred stock that we are offering. This summary is based upon the Internal Revenue Code of 1986, as amended, or the Code, regulations promulgated under the Code by the U.S. Treasury Department (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service, or the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general informational purposes only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its circumstances or to holders subject to special tax rules, such as: partnerships, subchapter S corporations, or other pass-through entities, banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, dealers in securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, U.S. expatriates, persons holding the series B preferred stock as part of an integrated investment, including a “straddle,” “hedge,” “constructive sale,” or “conversion transaction,” and persons (other than Non-U.S. Holders) whose functional currency for tax purposes is not the U.S. dollar. This summary does not include any description of the tax laws of any state or local governments, of the U.S. federal alternative minimum tax or the tax laws of any foreign government that may be applicable to a particular holder.

This summary is directed solely to holders that, except as otherwise specifically noted, will purchase the series B preferred stock offered in this prospectus supplement upon original issuance and will hold such securities as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the series B preferred stock as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

As used in this prospectus supplement, the term “U.S. Holder” means a beneficial owner of the series B preferred stock offered in this prospectus supplement that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding paragraph, to the extent provided in Treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to that date, that elect to continue to be treated as United States persons also will be U.S. Holders. As used in this prospectus supplement, the term “Non-U.S. Holder” is a holder that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the series B preferred stock offered in this prospectus supplement, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership and accordingly, this summary does not apply to partnerships or their partners. A partner of a partnership holding the series B preferred stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership, and disposition by the partnership of the series B preferred stock.

Taxation of the Series B Preferred Stock

Considerations for U.S. Holders

Distributions made to U.S. Holders out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be included in the income of a U.S. Holder as dividend income. Dividends received by an individual U.S. Holder that constitute “qualified dividend income” are generally subject to tax at a maximum rate of 20% provided that certain holding period and other requirements are met. Dividends received by a corporate U.S. Holder, except as described in the next subsection, generally will be eligible for the 70% dividends-received deduction.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that the distributions do not exceed the U.S. Holder’s adjusted tax basis in the shares, but rather will reduce the adjusted tax basis of such shares. To the extent that distributions in excess of our current and accumulated earnings and profits exceed the U.S. Holder’s adjusted tax basis in the shares, such distributions will be included in income as capital gain. This capital gain will be long-term if the shares have been held for more than one year and otherwise will be short-term. In addition, a corporate U.S. Holder will not be entitled to the dividends-received deduction on any portion of a distribution that does not constitute dividend income.

We will notify holders of our shares after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, qualified dividend income and non-dividend distributions, if any. We also will post IRS Form 8937 on our website in a timely manner as required pursuant to Section 6045B of the Code

A corporate U.S. Holder may not be entitled to take the 70% dividends-received deduction in all circumstances. Prospective corporate investors in the series B preferred stock should consider the effect of:

•	Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate U.S. Holder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock, which may include our series B preferred stock;

•	Section 246(c) of the Code, which, among other things, disallows the dividends-received deduction in respect of any dividend on a share of preferred stock that is held for less than the minimum holding period (generally, for preferred stock, at least 91 days during the 181 day period beginning on the date which is 90 days before the date on which such share becomes ex-dividend with respect to such dividend); and

•	Section 1059 of the Code, which, under certain circumstances, reduces the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any “extraordinary dividend” that is eligible for the dividends-received deduction.

Upon the sale or exchange of our series B preferred stock, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, or other taxable disposition and the U.S. Holder’s adjusted tax basis in the shares. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received upon the sale or exchange. A U.S. Holder’s tax basis in a share generally will be equal to the cost of the share to such U.S. Holder, which may be adjusted for certain subsequent events (for example, if the U.S. Holder receives a non-dividend distribution, as described above). Gain or loss realized on the sale or exchange of the series B preferred stock generally will be capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year.

Net long-term capital gain of an individual U.S. Holder generally is subject to tax at a maximum federal income tax rate of 20%. The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.

A U.S. holder generally will not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the series B preferred stock, except with respect to cash received in lieu of a fractional share of common stock. The adjusted tax basis of common stock received on conversion will equal the adjusted tax basis of the series B preferred stock converted, reduced by any basis allocable to a fractional share, and the holding period of the common stock received on conversion will generally include the period during which the converted series B preferred stock was held prior to conversion. Cash received in lieu of a fractional share of common stock upon a conversion of series B preferred stock should be treated as a payment in exchange for the fractional share. Accordingly, the receipt of cash in lieu of a fractional share of common stock should generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share of common stock and the U.S. Holder’s tax basis in the fractional share.

The conversion rate of the series B preferred stock is subject to adjustment under certain circumstances. U.S. Treasury regulations promulgated under Section 305 of the Code would treat a U.S. holder of the series B preferred stock as having received a constructive distribution includable in the U.S. Holder’s income in the manner described above if, and to the extent that, certain adjustments in the conversion rate, including, without limitation, an adjustment resulting from a cash dividend on our common stock or a fundamental change (see “Description of Series B Preferred Stock — Special Conversion Right of Series B Preferred Stock upon a Fundamental Change”) increases the proportionate interest of a U.S. Holder in our earnings and profits. In addition, under certain circumstances, the failure to adjust the conversion rate may result in a constructive distribution. Thus, under certain circumstances, U.S. Holders may recognize income in the event of a constructive distribution even though they may not receive any cash, securities or other property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. Holders of the series B preferred stock, however, will generally not be considered to result in a constructive distribution.

Considerations for Non-U.S. Holders

Except as described below for certain Non-U.S. Holders who are engaged in a United States trade or business, or who have a permanent establishment within the United States, a distribution paid to Non-U.S. Holders out of our current or accumulated earnings and profits generally will be subject to U.S. federal withholding tax at a rate of 30% (or lower rate under an applicable treaty, if any). Payments subject to U.S. federal withholding tax may nevertheless be exempt from withholding (or subject to withholding at a reduced rate) if the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN or Form W-BEN-E (or a successor form(s)) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty, or IRS Form W-8ECI (or other applicable form) stating that a dividend paid on our shares is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, as discussed below.

To claim benefits under an income tax treaty, a Non-U.S. Holder must certify to us or our agent, under penalties of perjury, that it is a non-United States person and provide its name and address (which certification may generally be made on an IRS Form W-8BEN or Form W-8BEN-E, or a successor form(s)), obtain and provide a taxpayer identification number, and certify as to its eligibility under the appropriate treaty’s limitations on benefits article. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any capital gain realized on the sale or exchange of our series B preferred stock or common stock acquired through a conversion of the series B preferred stock (or gain realized with respect to cash paid in lieu of fractional shares upon conversion of the series B preferred stock) provided that: (a) the gain is not effectively connected with the conduct of a trade or business within the United States, or a permanent establishment maintained in the United States if certain tax treaties apply, (b) in the case of a Non-U.S. Holder that is an individual, the Non-U,S. Holder is not present in the United States for 183 days or more in the taxable year of the sale or exchange, as determined under applicable Code provisions, and (c) our stock does not constitute a U.S. real property interest by reason of our status as a “U.S. real property holding corporation” for U.S, federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for the series B preferred stock. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S, real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. An individual Non-U.S. Holder who is present in the United States for 183 days or more in the taxable year of sale or exchange of the series B preferred stock and if certain other conditions are met, will be subject to U.S. federal income tax at a rate of 30% on the gains realized on the sale or exchange.

If a Non-U.S. Holder of the series B preferred stock is engaged in the conduct of a trade or business within the United States and if a dividend on the series B preferred stock, or gain realized on the sale, exchange or conversion of series B preferred stock is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from U.S. federal withholding tax (provided that the certification requirements discussed above are satisfied), generally will be subject to U.S. federal income tax on such dividend or gain on a net income basis in the same manner as if it were a U.S. Holder. Non-U.S. Holders should read the material under the heading “— Considerations for U.S. Holders” above for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing, of our series B preferred stock. In addition, if such Non-U.S. Holder is a foreign corporation and the dividend or gain realized with respect to our series B preferred stock is effectively connected with such holder’s conduct of a trade or business in the United States, such Non-U.S. Holder may also be subject to an additional branch profits tax with respect to some or all of such income.

Non-U.S. Holders will generally not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the series B preferred stock.

As described above, adjustments in the conversion rate (or failures to adjust the conversion rate) that increase the proportionate interest of a Non-U.S. Holder in our earning and profits could result in deemed distributions to the Non-U.S. Holder that are taxed as described above. U.S. federal withholding tax due with respect to such distributions may be set off against subsequent payments on the series B preferred stock.

Additional Medicare Tax

Certain U.S. Holders, including individuals, estates and trusts, are, and Non-U.S. Holders that are estates and trusts may be, subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $250,000 if married and filing jointly, $125,000 if married and filing separately and $200,000 in all other cases. “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the series B preferred stock.

Backup Withholding and Information Reporting.

In general, in the case of a U.S. Holder, other than certain exempt holders, we and other payors are required to report to the IRS all payments of dividends on our series B preferred stock. In addition, we and other payors generally are required to report to the IRS any payment of proceeds of the sale of series B preferred stock.

Additionally, backup withholding (currently at a rate of 28%) generally will apply to any dividend payment and to proceeds received on a sale or exchange if a U.S. Holder fails to provide an accurate taxpayer identification number and certify that the taxpayer identification number is correct, the U.S. Holder is notified by the IRS that it has failed to report all dividends required to be shown on its U.S. federal income tax returns, or the U.S. Holder does not certify that it has not underreported its interest and dividend income.

In the case of a Non-U.S. Holder, backup withholding and information reporting will not apply to payments made if the Non-U.S. Holder provides the required certification that it is not a United States person, as described above, or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor or withholding agent does not have actual knowledge that the holder is a United States person, or that the conditions of any exemption are not satisfied.

In addition, payments of the proceeds from the sale of our series B preferred stock to or through a foreign office of a broker or the foreign office of a custodian, nominee, or other dealer acting on behalf of a holder generally will not be subject to information reporting or backup withholding. However, if the broker, custodian, nominee, or other dealer is a United States person, the government of the United States or the government of any state or political subdivision of any state, or any agency or instrumentality of any of these governmental units, a controlled foreign corporation for U.S. federal income tax purposes, a foreign partnership that is either engaged in a trade or business within the United States or whose United States partners in the aggregate hold more than 50% of the income or capital interest in the partnership, a foreign person 50% or more of whose gross income for a certain period is effectively connected with a trade or business within the United States, or a United States branch of a foreign bank or insurance company, information reporting (but not backup withholding) generally will be required with respect to payments made to a holder unless the broker, custodian, nominee, or other dealer has documentation of the holder’s foreign status and the broker, custodian, nominee, or other dealer has no actual knowledge to the contrary.

Payment of the proceeds from a sale of our series B preferred stock to or through the United States office of a broker is subject to information reporting and backup withholding, unless the holder certifies as to its non-United States person status or otherwise establishes an exemption from information reporting and backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly referred to as FATCA) will impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with US owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity (as specifically defined under these rules) unless such entity provides the withholding agent or the IRS, as the case may be, a certification identifying the direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Under certain transition rules, these withholding taxes will be imposed on dividends paid on our common stock after June 30, 2014, and on gross proceeds from sales or other dispositions of our series B preferred stock after December 31, 2016. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our series B preferred stock.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus supplement, our Restated Certificate authorizes us to issue 300,000,000 shares of common stock, par value $0.001 per share, and 2,000,000 shares of preferred stock, par value $0.0001 per share. As of April 30, 2014, 76,838,663 shares of common stock were outstanding and 1,000,000 shares of preferred stock were outstanding.

The following summary description of our capital stock is based on the provisions of our Restated Certificate, as well as our Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware, or DGCL. This information is qualified entirely by reference to the applicable provisions of our Restated Certificate, Bylaws and the DGCL. For information on how to obtain copies of our Restated Certificate and Bylaws, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find Additional Information.”

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of our common stock do not have cumulative voting rights in the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock.

Additional shares of authorized common stock may be issued, as authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any preferred stock that we may designate and issue in the future.

$11.50 Warrants. As of March 31, 2014, there were 277,021 $11.50 warrants outstanding. Each warrant entitles the holder to purchase from us one share of our common stock at an exercise price of $11.50 per share.

We may redeem each of the $11.50 warrants at a price of $0.01 upon 30 days prior notice, provided that the warrants are exercisable and the registration statement covering the common stock issuable upon exercise of the warrants remains effective and available. In addition, redemption can only be made if the closing price of our common stock is at least $18.00 per share for any 20 trading days within a 30-trading-day period ending on the third day prior to the date on which notice of redemption is given. We maintain an effective registration statement covering the resale of the $11.50 warrants and the shares of common stock acquired upon exercise of the $11.50 warrants. If a registration statement is not effective at the time of exercise, holders of the $11.50 warrants will not be entitled to exercise the warrants, and in no event (whether in the case of a registration statement not being effective or otherwise) will we be required to net cash settle any such warrant exercise. Consequently, the $11.50 warrants may expire unexercised and unredeemed. The number of shares of common stock issuable upon the exercise of each $11.50 Warrant is subject to adjustment from time to time upon the occurrence of specified events. The $11.50 warrants expire in February 2015.

Preferred Stock

Pursuant to our Restated Certificate, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or stock exchange listing rules), to designate and issue up to 2,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.

Series A Cumulative Convertible Perpetual Preferred Stock. In the fourth quarter of 2012, we issued 1,000,000 shares of 7.00% Series A Cumulative Convertible Perpetual Preferred Stock, or our series A preferred stock, in a private offering. We received proceeds of $96.5 million from the sale of the series A preferred stock, net of the aggregate $3.5 million in initial purchaser discount and additional offering costs. The remaining 1,000,000 authorized shares of preferred stock remain undesignated and unissued as of as of the date of this prospectus supplement, although we expect to designate 500,000 shares of series B preferred stock in connection with the preferred stock offering. For a description of the series B preferred stock, see “Description of Series B Preferred Stock.”

The series A preferred stock ranks, with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up, senior to our common stock and will rank pari passu with respect to our series B preferred stock.

If we are liquidated, dissolved or wound up, holders of shares of the series A preferred stock will be entitled to receive a liquidation preference of $100 per share, plus any accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the date of payment, before any payment is made to holders of our common stock and any other class or series of capital stock ranking junior to the series A preferred stock as to liquidation rights. We may only issue equity securities ranking senior to the series A preferred stock with respect to dividend rights and rights upon our liquidation, dissolution and winding-up if we obtain the affirmative vote of the holders of at least two-thirds of the outstanding series A preferred stock together with each other class or series of preferred stock ranking on parity with the series A preferred stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up and upon which like voting rights are conferred.

Holders of series A preferred stock are entitled to receive cumulative cash dividends on the shares of series A preferred stock when, as and if declared, quarterly in arrears on each March 15, June 15, September 15 and December 15, at a rate of 7% per annum of the $100 liquidation preference per share of series A preferred stock (equivalent to an annual rate of $7.00 per share of series A preferred stock). The series A preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions.

Holders of series A preferred stock may convert some or all of their outstanding shares of series A preferred stock initially at a conversion rate of 10.6022 shares of common stock per $100 liquidation preference, which is equivalent to an initial conversion price of $9.43 per share of common stock (subject to adjustment in certain events). Except as otherwise provided, the series A preferred stock will be convertible only into shares of our common stock.

On or after October 3, 2017, we may, at our option, cause some or all of the shares of series A preferred stock to be automatically converted into common stock at the then prevailing conversion rate, subject to certain conditions.

On or prior to October 3, 2017, in the event of certain specified fundamental changes, holders of shares of series A preferred stock will have a special right to convert some or all of such shares of series A preferred stock on the fundamental change conversion date into the greater of (i) a number of shares of our common stock equal to the conversion rate then in effect plus a “make-whole premium” and (ii) a number of shares of our common stock equal to the lesser of (a) the liquidation preference of the series A preferred stock divided by the market value of our common stock on the effective date of such fundamental change and (b) 25.4453 (subject to adjustment in the same manner as the conversion rate); provided that the number of shares issuable upon conversion will not exceed 19.9% of our outstanding common stock at the time of the original offering, unless we have obtained stockholder approval in accordance with the rules of The Nasdaq Global Select Market. In certain circumstances, we may, at our option, elect to cash settle any conversions in connection with a fundamental change.

Holders of shares of series A preferred stock will generally have no voting rights. However, if we are in arrears on dividends on the series A preferred stock for six or more quarterly periods, whether or not consecutive, holders of shares of series A preferred stock (voting together as a class with the holders of all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable, including the series B preferred stock) will be entitled to vote at a special meeting called by at least 25% of such holders or at our next annual meeting and each subsequent annual meeting of stockholders for the election of two additional directors to serve on our board of directors until all unpaid dividends with respect to the series A preferred stock and any other such class or series of preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment, provided that the election of any such directors will not cause us to violate the corporate governance requirements of The Nasdaq Global Select Market (or any other exchange or automated quotation system on which our securities may be listed or quoted). In addition, we may not make certain material and adverse changes to any rights, preferences, privileges or voting powers of the series A preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of the series A preferred stock together with the holders of all other shares of any class or series of preferred stock ranking on parity with the series A preferred stock with respect to the payment of dividends and distribution of assets upon our liquidation that are entitled to similar voting rights. Notwithstanding the foregoing, if any such change materially and adversely affects the rights, preferences, privileges or voting power of the series A preferred stock disproportionately relative to other series of preferred stock on parity with the series A preferred stock, the affirmative vote of the holders of at least two-thirds of the series A preferred stock is required.

Future Preferred Stock. Our board of directors will fix the designations, voting powers, preferences and rights of each series, as well as the qualifications, limitations or restrictions thereof, of the preferred stock of each series that we offer under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price per share;

•	the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock or other securities of ours, including depositary shares and warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preferred stock;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our Restated Certificate if the amendment would change the par value or, unless the certificate of incorporation provided otherwise, the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Antitakeover Effects of Provisions of Charter Documents and Delaware Law

Charter Documents. Our Restated Certificate and Bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of our company. The Restated Certificate provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. Further, our Bylaws limit who may call special meetings of the stockholders. Our Restated Certificate does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Finally, our Bylaws establish procedures, including advance notice procedures, with regard to the nomination of candidates for election as directors and stockholder proposals. These and other provisions of our Restated Certificate and Bylaws and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control or management of our company.

Delaware Takeover Statute. We are subject to Section 203 of the DGCL, which regulates acquisitions of some Delaware corporations. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date of the transaction in which the person became an interested stockholder, unless:

•	the board of directors of the corporation approved the business combination or the other transaction in which the person became an interested stockholder prior to the date of the business combination or other transaction;

•	upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and shares issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date the person became an interested stockholder, the board of directors of the corporation approved the business combination and the stockholders of the corporation authorized the business combination at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding stock of the corporation not owned by the interested stockholder.

Section 203 of the DGCL defines a “business combination” to include any of the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the corporation’s assets or outstanding stock involving the interested stockholder;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of its stock owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

Section 203 of the DGCL could depress our stock price and delay, discourage or prohibit transactions not approved in advance by our board of directors, such as takeover attempts that might otherwise involve the payment to our stockholders of a premium over the market price of our common stock.

Transfer Agent And Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, and its address is 6201 15th Street, Brooklyn, NY 11219. The transfer agent for any series of preferred stock that we may offer under this prospectus will be named and described in the prospectus supplement for that series.

Listing on The Nasdaq Global Select Market

Our common stock is listed on The Nasdaq Global Select Market under the symbol “IRDM.”

We intend to list our series B preferred stock on The Nasdaq Global Select Market under the symbol “IRDM.B.”

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the series B preferred stock being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of our series B preferred stock set forth opposite its name below. Deutsche Bank Securities Inc. and Raymond James & Associates, Inc. are acting as the representatives of the underwriters.

Underwriter	Number of Shares
Deutsche Bank Securities Inc.
Raymond James & Associates, Inc.
Canaccord Genuity Inc.
SG Americas Securities, LLC

Total

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Prior to this offering, there has been no public market for our series B preferred stock. We intend to list the series B preferred stock The Nasdaq Global Select Market under the symbol “IRDM.B”. The underwriters have advised us that they intend to make a market in the series B preferred stock, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the series B preferred stock.

Discounts and commissions

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us.

	Per Share	Total
Public offering price	$	$
Underwriting discount

Proceeds, before expenses, to us

We estimate that the total expenses of this offering, excluding the underwriting discount, will be approximately $            , which amount includes up to $            , that we have agreed to reimburse the underwriters for their fees and expenses, and such expenses are payable by us. Pursuant to Financial Industry Regulatory Authority, or FINRA, interpretations, total underwriter compensation will not exceed 8% of the gross proceeds of this offering.

The underwriters propose to offer the shares of series B preferred stock to the public at the public offering price set forth on the cover of this prospectus supplement. The underwriters may offer the shares of series B preferred stock to securities dealers at the public offering price less a concession not in excess of $             per share. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

Discretionary accounts

The underwriters do not intend to confirm sales of the shares to any accounts over which they have discretionary authority.

Price stabilization, short positions and penalty bids

In connection with this offering, the underwriters may engage in stabilizing transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase shares of series B preferred stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the series B preferred stock while the offering is in progress.

•	The underwriters may sell shares of series B preferred stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate naked short position. The underwriters may close out any such short position by purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of series B preferred stock in the open market after the distribution has been completed in order to cover syndicate short positions. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the series B preferred stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our series B preferred stock or preventing or retarding a decline in the market price of our series B preferred stock. As a result, the price of our series B preferred stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our series B preferred stock. These transactions may be effected on The Nasdaq Global Select Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Lock-up agreements

Pursuant to certain “lock-up” agreements, we and our executive officers and directors, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any series B preferred stock or securities convertible into or exchangeable or exercisable for any series B preferred stock without the prior written consent of Deutsche Bank Securities Inc. and Raymond James & Associates, Inc., for a period of 90 days after the date of the pricing of this offering. The 90-day restricted period will be automatically extended if (i) during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, in either of which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the public announcement of the material news or the occurrence of the material event, as applicable, unless Deutsche Bank Securities Inc. and Raymond James & Associates, Inc. waive, in writing, such extension.

This lock-up provision applies to series B preferred stock and to other securities convertible into or exchangeable or exercisable for common stock. The exceptions to the lock-up for executive officers and directors are: (a) transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering; (b) the transfer of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (i) as a bona fide gift to an immediate family member of the executive officer or director or to a trust formed for the benefit of an immediate family member, (ii) by will or intestate succession or (iii) by bona fide gift to a charity or educational institution; (c) the transfer of shares of common stock or any securities convertible into shares of common stock to us to cover tax withholding obligations; and (d) the establishment of a written trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock; provided that such plan either existed prior to the date of the lock-up agreements or does not provide for the transfer of shares during the restricted period. The exceptions to the lock-up for us are: (a) the sale of shares of series B preferred stock in this offering and the common stock offering; (b) common stock issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date hereof or pursuant to currently outstanding options, warrants or rights and described in this prospectus supplement or the accompanying prospectus; (c) common stock issued upon conversion of our series A preferred stock, (d) common stock issued upon the exercise of our $11.50 warrants, (e) shares of common stock issued under the stock purchase agreement entered into in connection with our registered direct offering, (f) transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering and (g) common stock issued upon conversion of the series B preferred stock.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA, received by it in connection with the issue or sale of the shares of our series B preferred stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to shares of our series B preferred stock in, from or otherwise involving the United Kingdom.

Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the securities will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the securities may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the securities with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, an offer to the public of any shares of our series B preferred stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our series B preferred stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our series B preferred stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our series B preferred stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our series B preferred stock to be offered so as to enable an investor to decide to purchase any shares of our series B preferred stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Electronic offer, sale and distribution of shares

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which the accompanying prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other relationships

Certain of the underwriters are also underwriters for our concurrent offering of common stock. In addition, certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees.

LEGAL MATTERS

The validity of the common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Cooley LLP, Reston, Virginia. Milbank, Tweed, Hadley & McCloy LLP, New York, New York, is counsel for the underwriters in connection with this offering. Milbank, Tweed, Hadley & McCloy LLP has from time to time acted as counsel for us in certain matters. Morrison & Foerster LLP has acted as special structuring counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Iridium Communications Inc. appearing in Iridium Communications Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Iridium Communications Inc.’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and are incorporated by reference in this prospectus supplement. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement, as well as any other document filed by us with the SEC, at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You can also request copies of these documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Iridium. The address of the SEC website is www.sec.gov.

We maintain a website at www.iridium.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The SEC file number for the documents incorporated by reference in this prospectus is 001-33963. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this document:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and filed with the SEC on March 4, 2014;

•	Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013 (other than information furnished rather than filed) and filed with the SEC on March 28, 2014;

•	our definitive proxy statement on Schedule 14A (other than information furnished rather than filed) filed with the SEC on April 9, 2014;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014 and filed with the SEC on May 1, 2014;

•	our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on February 18, 2014, March 3, 2014, April 4, 2014 and May 5, 2014; and

•	the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on September 23, 2009, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this prospectus supplement but prior to the termination of the offering. These documents include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Iridium Communications Inc., Attn: Investor Relations, 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102, telephone: (703) 287-7400.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

PROSPECTUS

$225,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

From time to time, we may offer up to $225,000,000 of any combination of the securities described in this prospectus. We may also offer securities as may be issuable upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including any applicable antidilution provisions.

This prospectus provides a general description of the securities we may offer. Each time we offer securities, we will provide specific terms of the securities offered in a supplement to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before you invest in any of the securities being offered.

This prospectus may not be used to consummate a sale of any securities unless accompanied by a prospectus supplement.

Our common stock is traded on The Nasdaq Global Select Market under the symbol “IRDM.” On March 26, 2014, the last reported sales price of our common stock was $7.44 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing on The Nasdaq Global Select Market or any securities market or other exchange of the securities, if any, covered by the prospectus supplement.

We will sell these securities directly to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts or over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 11, 2014.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $225,000,000. This prospectus provides you with a general description of the securities we may offer.

Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information By Reference,” before investing in any of the securities offered.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus, any applicable supplement to this prospectus or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus, any applicable supplement to this prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered, or securities are sold, on a later date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

i

SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Unless the context indicates otherwise, as used in this prospectus, the terms “Iridium,” “the Company,” “we,” “us” and “our” refer to Iridium Communications Inc., a Delaware corporation, and its subsidiaries. We use Iridium®, Netted Iridium®, Iridium Force®, Iridium OpenPort®, Iridium Extreme®, Iridium Pilot®, AireonSM and Iridium PRIMESM and the Iridium logo as trademarks in the United States and other countries. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

Our Company

We are the second largest provider by revenue of mobile voice and data communications services via satellite, and the only commercial provider of communications services offering true global coverage. Our satellite network provides communications services to regions of the world where existing wireless or wireline networks do not exist or are limited, including remote land areas, open ocean, the polar regions and regions where the telecommunications infrastructure has been affected by political conflicts or natural disasters.

We provide voice and data communications services to businesses, the U.S. and foreign governments, non-governmental organizations and consumers via our constellation of 66 in-orbit satellites, in-orbit spares and related ground infrastructure. We utilize an interlinked mesh architecture to route traffic across our satellite constellation using radio frequency crosslinks between satellites. This unique architecture minimizes the need for local ground facilities to support the constellation, which facilitates the global reach of our services and allows us to offer services in countries and regions where we have no physical presence.

Our commercial end user base, which we view as our primary growth engine, is diverse and includes markets such as emergency services, maritime, government, utilities, oil and gas, mining, recreation, forestry, heavy equipment, construction and transportation. Many of our end users view our products and services as critical to their daily operations and integral to their communications and business infrastructure. For example, multinational corporations in various sectors use our services for business telephony, e-mail and data transfer services, including telematics, and to provide mobile communications services for employees in areas inadequately served by terrestrial networks. Ship crews and passengers use our services for ship-to-shore calling as well as to send and receive e-mail and data files, and to receive electronic media, weather reports, emergency bulletins and electronic charts. Shipping operators use our services to manage operations on board ships and to transmit data, such as course, speed and fuel stock. Aviation end users use our services for air-to-ground telephony and data communications for position reporting, emergency tracking, weather information, electronic flight bag updates and fleet information.

The U.S. government, directly and indirectly, has been and continues to be our largest single customer, generating $74.7 million in service and engineering and support service revenue, or 19% of our total revenue, for the year ended December 31, 2013. This does not include revenue from the sale of equipment that may be ultimately purchased by U.S. or non-U.S. government agencies through third-party distributors, or airtime services purchased by U.S. or non-U.S. government agencies that are provided through our commercial gateway, as we lack visibility into these activities and the related revenue. In October 2013, we entered into a new multi-year, fixed-price contract with the U.S. government to provide satellite airtime services for an unlimited number of U.S. Department of Defense, or DoD, and other federal government subscribers, with a total contract value of $400 million over its five-year term.

The DoD owns and operates a dedicated gateway in Hawaii that is only compatible with our satellite network. The U.S. armed services, State Department, Department of Homeland Security, Federal Emergency Management Agency, or FEMA, Customs and Border Protection, and other U.S. government agencies, as well as other nations’ governmental agencies, use our voice and data services for a wide variety of applications. Our voice and data products are used for numerous primary and backup communications solutions, including logistical, administrative, morale and welfare, tactical and emergency communications. In addition, our products are installed in ground vehicles, ships, rotary-wing and fixed-wing aircraft and are used for command-and-control and situational awareness purposes. Our satellite network provides increased network security to the DoD because traffic is routed across our satellite constellation before being brought down to earth through the dedicated, secure DoD gateway, thus providing additional levels of protection. Since our network was launched in the mid-1990s, the DoD has made significant investments to build and upgrade its dedicated gateway and to purchase our handsets and voice and data devices, all of which are only compatible with our satellite network. In addition, the DoD continues to invest directly and indirectly in additional services on our network such as Distributed Tactical Communications Services, which we refer to as Netted Iridium.

We sell our products and services to commercial end users exclusively through a wholesale distribution network, encompassing 75 service providers, more than 190 value-added resellers, or VARs, and 55 value-added manufacturers, which create and sell Iridium-based technology either directly to the end user or indirectly through other service providers, VARs or dealers. These distributors often integrate our products and services with other complementary hardware and software and have developed a broad suite of applications using our products and services to target specific lines of business. We expect that demand for our services will increase as more applications are developed and deployed that utilize our technology.

At December 31, 2013, we had approximately 664,000 billable subscribers worldwide, representing a 9% increase compared to December 31, 2012. Total revenue decreased slightly from $383.5 million in 2012 to $382.6 million in 2013.

Our principal executive offices are located at 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102, and our main telephone number is (703) 287-7400. Our website is located at http://www.iridium.com. We do not incorporate by reference into this prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus.

The Securities We May Offer

We may offer shares of our common stock and preferred stock, various series of debt securities and warrants to purchase any of such securities, with a total value of up to $225,000,000 from time to time under this prospectus, together with any applicable prospectus supplement and any related free writing prospectus, at prices and on terms to be determined by market conditions at the time of the offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity, if applicable;

•	original issue discount, if any;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion, exchange or sinking fund terms, if any;

•	conversion or exchange prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important United States federal income tax considerations.

The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

We may sell the securities directly to investors or through underwriters, dealers or agents. We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the estimated net proceeds to us.

Common Stock. We may issue shares of our common stock from time to time. Under our certificate of incorporation, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or the rules of any stock exchange or market on which our securities are then traded), to issue up to 300,000,000 shares of common stock. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of our common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any then outstanding shares of preferred stock. Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.

Preferred Stock. We may issue shares of our preferred stock from time to time, in one or more series. Under our certificate of incorporation, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or the rules of any stock exchange or market on which our securities are then traded), to designate up to 2,000,000 shares of preferred stock in one or more series and to determine the designations, voting powers, preferences and rights of each series of the preferred stock, as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, preemptive rights, terms of redemption or repurchase, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series, any or all of which may be greater than the rights of the common stock. We have designated and currently have outstanding 1,000,000 shares of Series A Preferred Stock. Any convertible preferred stock we may issue will be convertible into our common stock or exchangeable for our other securities. Conversion may be mandatory or at the holder’s option and would be at prescribed conversion rates.

If we sell any series of preferred stock under this prospectus, we will fix the designations, voting powers, preferences and rights of such series of preferred stock, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock that we are offering before the issuance of the related series of preferred stock. We urge you to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Debt Securities. We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into or exchangeable for our common stock or preferred stock. Conversion may be mandatory or at the holder’s option and would be at prescribed conversion rates.

The debt securities will be issued under one or more documents called indentures, which are contracts between us and a national banking association or other eligible party, as trustee. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

Warrants. We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the particular series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. Forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants being offered have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental warrant agreements and forms of warrant certificates will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

We will evidence each series of warrants by warrant certificates that we will issue. Warrants may be issued under an applicable warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if applicable, in the prospectus supplement relating to the particular series of warrants being offered.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements. These are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the Sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, as well as any amendments thereto, filed with the SEC.

Any statements in this prospectus, or incorporated herein, about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. Within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act, these forward-looking statements include, but are not limited to, statements regarding the expected operational life of our existing constellation; expected growth in revenue, subscribers, Operational EBITDA and Operational EBITDA margin; the transition to the Iridium NEXT constellation; features of the Iridium NEXT system; the features of, and market for, our future products and services; expected Iridium NEXT project costs and deployment schedule; the ongoing availability and adequacy of the Iridium NEXT financing; expected revenues from Aireon and potential revenues from Iridium PRIMESM. You can identify these forward-looking statements by the use of words or phrases such as “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” or the negative of these terms, or other comparable terminology that are predictions of or indicate future events, trends or prospects, although not all forward-looking statements contain these words. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties inherent in our business, including, without limitation, uncertainties regarding expected Operational EBITDA and Operational EBITDA margin; growth in subscribers and revenue; overall Iridium NEXT costs; our ability to continue to borrow under the Iridium NEXT financing; potential delays in the Iridium NEXT deployment; levels of demand for mobile satellite services; our ability to successfully develop and market new products and services; the development, deployment and marketing of the AireonSM system; the successful marketing and deployment of Iridium PRIME payloads and our ability to maintain the health, capacity and content of our satellite constellation; general industry and economic conditions, and competitive, legal, governmental and technological factors; and the other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 4, 2014, as well as “Risk Factors” sections of future filings made under the Exchange Act following the date of this prospectus. Given these risks, uncertainties and other factors, many of which are beyond our control, you should not place undue reliance on these forward-looking statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preference securities dividends for each of the periods indicated. The following table is qualified by the more detailed information appearing in the computation table set forth in Exhibit 12.1 to the registration statement of which this prospectus is part and the historical financial statements, including the notes to those financial statements, incorporated by reference in this prospectus.

	Year Ended December 31,
	2013	2012	2011	2010	2009

Ratio of Earnings to Fixed Charges	1.88	3.29	4.74	11.24	(a)

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	1.70	3.11	4.74	11.24	(a)

(a)	Earnings for the year ended December 31, 2009 were inadequate to cover fixed charges and combined fixed charges and preferred dividends. The coverage deficiency was $44.8 million.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered hereby. Except as described in any applicable prospectus supplement or in any free writing prospectuses that we may authorize to be provided to you in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered hereby for general corporate purposes, which may include research and development, capital expenditures, including development and deployment of the Iridium NEXT system, working capital and general and administrative expenses. We may also use a portion of the net proceeds to invest in or acquire businesses or technologies that we believe are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus. We will set forth in the applicable prospectus supplement or free writing prospectus our intended use for the net proceeds received from the sale of any securities sold pursuant to the prospectus supplement or free writing prospectus. Pending these uses, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our certificate of incorporation authorizes us to issue 300,000,000 shares of common stock, par value $0.001 per share, and 2,000,000 shares of preferred stock, par value $0.0001 per share. As of March 23, 2014, 76,838,663 shares of common stock were outstanding and 1,000,000 shares of preferred stock were outstanding.

The following summary description of our capital stock is based on the provisions of our certificate of incorporation, as well as our bylaws and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find Additional Information.”

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of our common stock do not have cumulative voting rights in the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock.

Additional shares of authorized common stock may be issued, as authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any preferred stock that we may designate and issue in the future.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, or the Restated Certificate, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or stock exchange listing rules), to designate and issue up to 2,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.

Series A Cumulative Convertible Perpetual Preferred Stock. In the fourth quarter of 2012, we issued 1,000,000 shares of 7.00% Series A Cumulative Convertible Perpetual Preferred Stock, or the Series A Preferred Stock, in a private offering. We received proceeds of $96.5 million from the sale of the Series A Preferred Stock, net of the aggregate $3.5 million in initial purchaser discount and additional offering costs. The remaining 1,000,000 authorized shares of preferred stock remain undesignated and unissued as of March 23, 2014.

The Series A Preferred Stock ranks, with respect to dividend rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up, senior to our common stock.

If we are liquidated, dissolved or wound up, holders of shares of the Series A Preferred Stock will be entitled to receive a liquidation preference of $100.00 per share, plus any accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the date of payment, before any payment is made to holders of our common stock and any other class or series of capital stock ranking junior to the Series A Preferred Stock as to liquidation rights. We may only issue equity securities ranking senior to the Series A Preferred Stock with respect to dividend rights and rights upon our liquidation, dissolution and winding-up if we obtain the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Stock together with each other class or series of preferred stock ranking on parity with the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up and upon which like voting rights are conferred.

Holders of Series A Preferred Stock are entitled to receive cumulative cash dividends on the shares of Series A Preferred Stock when, as and if declared, quarterly in arrears on each March 15, June 15, September 15 and December 15, at a rate of 7.00% per annum of the $100 liquidation preference per share of Series A Preferred Stock (equivalent to an annual rate of $7.00 per share of Series A Preferred Stock). The Series A Preferred Stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions.

Holders of Series A Preferred Stock may convert some or all of their outstanding shares of Series A Preferred Stock initially at a conversion rate of 10.6022 shares of common stock per $100 liquidation preference, which is equivalent to an initial conversion price of $9.43 per share of common stock (subject to adjustment in certain events). Except as otherwise provided, the Series A Preferred Stock will be convertible only into shares of our common stock.

On or after October 3, 2017, we may at our option cause some or all of the shares of Series A Preferred Stock to be automatically converted into common stock at the then prevailing conversion rate, subject to certain conditions.

On or prior to October 3, 2017, in the event of certain specified fundamental changes, holders of shares of Series A Preferred Stock will have a special right to convert some or all of such shares of Series A Preferred Stock on the fundamental change conversion date into the greater of (i) a number of shares of our common stock equal to the conversion rate then in effect plus a “make-whole premium” and (ii) a number of shares of our common stock equal to the lesser of (a) the liquidation preference of the Series A Preferred Stock divided by the market value of our common stock on the effective date of such fundamental change and (b) 25.4453 (subject to adjustment in the same manner as the conversion rate); provided that the number of shares issuable upon conversion will not exceed 19.9% of our outstanding common stock at the time of the Offering unless we have obtained stockholder approval in accordance with the rules of The Nasdaq Global Select Market. In certain circumstances, we may, at our option, elect to cash settle any conversions in connection with a fundamental change.

Holders of shares of Series A Preferred Stock will generally have no voting rights. However, if we are in arrears on dividends on the Series A Preferred Stock for six or more quarterly periods, whether or not consecutive, holders of shares of Series A Preferred Stock (voting together as a class with the holders of all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting called by at least 25% of such holders or at our next annual meeting and each subsequent annual meeting of stockholders for the election of two additional directors to serve on our board of directors until all unpaid dividends with respect to the Series A Preferred Stock and any other such class or series of preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment, provided that the election of any such directors will not cause us to violate the corporate governance requirements of The Nasdaq Global Select Market (or any other exchange or automated quotation system on which our securities may be listed or quoted). In addition, we may not make certain material and adverse changes to any rights, preferences, privileges or voting powers of the Series A Preferred Stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock together with the holders of all other shares of any class or series of preferred stock ranking on parity with the Series A Preferred Stock with respect to the payment of dividends and distribution of assets upon our liquidation that are entitled to similar voting rights. Notwithstanding the foregoing, if any such change materially and adversely affects the rights, preferences, privileges or voting power of the Series A Preferred Stock disproportionately relative to other series of preferred stock on parity with the Series A Preferred Stock, the affirmative vote of the holders of at least two-thirds of the Series A Preferred Stock is required.

Future Preferred Stock. Our board of directors will fix the designations, voting powers, preferences and rights of the each series, as well as the qualifications, limitations or restrictions thereof, of the preferred stock of each series that we offer under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price per share;

•	the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock or other securities of ours, including depositary shares and warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preferred stock;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our certificate of incorporation if the amendment would change the par value or, unless the certificate of incorporation provided otherwise, the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Antitakeover Effects of Provisions of Charter Documents and Delaware Law

Charter Documents. Our Restated Certificate and Amended and Restated Bylaws, or Bylaws, each as amended to date, include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of our company. The Restated Certificate provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. Further, our Bylaws limit who may call special meetings of the stockholders. Our Restated Certificate does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Finally, our Bylaws establish procedures, including advance notice procedures, with regard to the nomination of candidates for election as directors and stockholder proposals. These and other provisions of our Restated Certificate and Bylaws and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control or management of our company.

Delaware Takeover Statute. We are subject to Section 203 of the General Corporation Law of the State of Delaware, or DGCL, which regulates acquisitions of some Delaware corporations. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date of the transaction in which the person became an interested stockholder, unless:

•	the board of directors of the corporation approved the business combination or the other transaction in which the person became an interested stockholder prior to the date of the business combination or other transaction;

•	upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and shares issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date the person became an interested stockholder, the board of directors of the corporation approved the business combination and the stockholders of the corporation authorized the business combination at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding stock of the corporation not owned by the interested stockholder.

Section 203 of the DGCL defines a “business combination” to include any of the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the corporation’s assets or outstanding stock involving the interested stockholder;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of its stock owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

Section 203 of the DGCL could depress our stock price and delay, discourage or prohibit transactions not approved in advance by our board of directors, such as takeover attempts that might otherwise involve the payment to our stockholders of a premium over the market price of our common stock.

Transfer Agent And Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, and its address is 6201 15th Street, Brooklyn, NY 11219. The transfer agent for any series of preferred stock that we may offer under this prospectus will be named and described in the prospectus supplement for that series.

Listing on the NASDAQ Global Select Market

Our common stock is listed on The Nasdaq Global Select Market under the symbol “IRDM.”

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the debt securities under either the senior indenture or the subordinated indenture that we will enter into with trustee named in the applicable indenture. If we offer senior debt securities, we will issue them under the senior indenture. If we issue subordinated debt securities, we will issue them under the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We have filed the forms of indentures as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summary of material provisions of the debt securities and the indentures is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount,” or OID, for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Material U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in any applicable prospectus supplement.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title of the series of debt securities;

•	any limit upon the aggregate principal amount that may be issued;

•	the maturity date or dates;

•	the form of the debt securities of the series;

•	the applicability of any guarantees;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	whether the debt securities rank as senior debt, senior subordinated debt, subordinated debt or any combination thereof, and the terms of any subordination;

•	if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion shall be determined;

•	the interest rate or rates, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	if applicable, the date or dates after which, or the period or periods during which, and the price or prices at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•	the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	any and all terms, if applicable, relating to any auction or remarketing of the debt securities of that series and any security for our obligations with respect to such debt securities and any other terms which may be advisable in connection with the marketing of debt securities of that series;

•	whether the debt securities of the series shall be issued in whole or in part in the form of a global security or securities; the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities; and the depositary for such global security or securities;

•	if applicable, the provisions relating to conversion or exchange of any debt securities of the series and the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange;

•	if other than the full principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

•	additions to or changes in the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;

•	additions to or changes in the Events of Default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

•	additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;

•	additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

•	additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

•	whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;

•	the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any and principal amounts of the debt securities of the series to any holder that is not a “United States person” for federal tax purposes;

•	any restrictions on transfer, sale or assignment of the debt securities of the series; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to settlement upon conversion or exchange and whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of our assets as an entirety or substantially as an entirety. However, any successor to or acquirer of such assets (other than a subsidiary of ours) must assume all of our obligations under the indenture or the debt securities, as appropriate.

Events of Default under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indenture with respect to any series of debt securities that we may issue:

•	if we fail to pay any installment of interest on any series of debt securities, as and when the same shall become due and payable, and such default continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by us in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of interest for this purpose;

•	if we fail to pay the principal of, or premium, if any, on any series of debt securities as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of principal or premium, if any;

•	if we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indenture, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request;

•	such holders have offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred by the trustee in compliance with the request; and

•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to cure any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

•	to comply with the provisions described above under “Description of Debt Securities—Consolidation, Merger or Sale;”

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to add to our covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the holders of all or any series of debt securities, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred upon us in the indenture;

•	to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•	to make any change that does not adversely affect the interests of any holder of debt securities of any series in any material respect;

•	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided above under “Description of Debt Securities—General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment under any indenture by a successor trustee; or

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of any debt securities of any series;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any series of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	provide for payment;

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	pay principal of and premium and interest on any debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the trustee;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or another depositary named by us and identified in a prospectus supplement with respect to that series. To the extent the debt securities of a series are issued in global form and as book-entry, a description of terms relating will be set forth in the applicable prospectus supplement.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Provisions Relating only to the Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements and free writing prospectuses, summarizes the material terms and provisions of the warrants that we may issue under this prospectus, which may consist of warrants to purchase common stock, preferred stock or debt securities and may be issued in one or more series. Warrants may be issued independently or together with common stock, preferred stock or debt securities offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any series of warrants that we may offer in more detail in the applicable prospectus supplement and any applicable free writing prospectus. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We have filed forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants being offered as exhibits to the registration statement of which this prospectus is a part. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, if any, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms relating to a series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which, and the currency in which, these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	the terms of any rights to force the exercise of the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	a discussion of any material or special United States federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent in connection with the exercise of the warrant.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Outstanding Warrants to Purchase Common Stock

As of March 23, 2014, we had outstanding warrants to purchase 277,021 shares of common stock at an exercise price of $11.50 per share. We may redeem each of the warrants at a price of $0.01 upon 30 days prior notice, provided that the warrants are exercisable and the registration statement covering the common stock issuable upon exercise of the warrants remains effective and available, and provided further that such redemption can only be made if the closing price of the common stock is at least $18.00 per share for any 20 trading days within a 30-trading-day period ending on the third day prior to the date on which notice of redemption is given. If the registration statement is not still effective at the time of exercise, the holders of the warrants will not be entitled to exercise the warrants, and in no event, whether in the case of a registration statement not being effective or otherwise, will we be required to net cash settle any such warrant exercise. Consequently, the warrants may expire unexercised and unredeemed. The number of shares of Common Stock issuable upon the exercise of each warrant is subject to adjustment from time to time upon the occurrence of specified events. The warrants expire in February 2015.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee or depositary maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Global securities will be registered in the name of the depositary or its participants. Consequently, for global securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a global security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not legal holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities that are not issued in global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we or any applicable trustee or depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such trustee or depositary will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee or third party employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with its participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture, or for other purposes. In such an event, we would seek approval only from the legal holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the legal holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form because the securities are represented by one or more global securities or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we issue to, deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When A Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and legal holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a legal holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued as a global security, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only as global securities, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	an investor may not be able to pledge his or her interest in the global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the global security;

•	we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security, nor will we or any applicable trustee supervise the depositary in any way;

•	the depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own names, so that they will be direct holders. We have described the rights of holders and street name investors above.

A global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and neither we nor any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We may also sell equity securities covered by this registration statement in an “at the market offering” as defined in Rule 415 under the Securities Act. Such offering may be made into an existing trading market for such securities in transactions at other than a fixed price, either:

•	on or through the facilities of The Nasdaq Global Select Market or any other securities exchange or quotation or trading service on which such securities may be listed, quoted or traded at the time of sale; and/or

•	to or through a market maker otherwise than on The Nasdaq Global Select Market or such other securities exchanges or quotation or trading services.

Such at-the-market offerings, if any, may be conducted by underwriters acting as principal or agent.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities, and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on The Nasdaq Global Select Market may engage in passive market making transactions in the securities on The Nasdaq Global Select Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters in connection with the offering and the validity of the securities offered by this prospectus, and any supplement thereto, will be passed upon by Cooley LLP.

EXPERTS

The consolidated financial statements of Iridium Communications Inc. appearing in Iridium Communications Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Iridium Communications Inc.’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and are incorporated by reference in this prospectus. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement, as well as any other document filed by us with the SEC, at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You can also request copies of these documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Iridium. The address of the SEC website is www.sec.gov.

We maintain a website at www.iridium.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The

SEC file number for the documents incorporated by reference in this prospectus is 001-33963. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this document:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 4, 2014;

•	Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013 filed with the SEC on March 28, 2014;

•	our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on February 18, 2014 and March 3, 2014; and

•	the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A filed with the SEC on September 23, 2009, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Iridium Communications Inc., Attn: Investor Relations, 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102, telephone: (703) 287-7400.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Prospectus

500,000 Shares

Iridium Communications Inc.

% Series B Cumulative Perpetual Convertible Preferred Stock

Prospectus Supplement

Joint Book-Running Managers

Deutsche Bank Securities

Raymond James

Co-Managers

Canaccord Genuity

Société Générale

May    , 2014